ATWOOD OCEANICS, INC.

15835 PARK TEN PLACE DRIVE

HOUSTON, TEXAS 77084

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Houston, Texas
January 13, 2010
To the Shareholders of

ATWOOD OCEANICS, INC.:

Notice is hereby given that, pursuant to the provisions of the Second Amended and Restated By-laws, as amended, of Atwood Oceanics, Inc., the Annual Meeting of the Shareholders of Atwood Oceanics, Inc. will be held at the principal executive offices of Atwood Oceanics, Inc., 15835 Park Ten Place Drive, in the City of Houston, Texas 77084, at 10:00 o'clock A.M., Houston Time, on Thursday, February 11, 2010, for the following purposes:

1.	To elect seven (7) members of the Board of Directors for the term of office specified in the accompanying Proxy Statement.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for fiscal year 2010.

3.	To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors of Atwood Oceanics, Inc. recommends a vote “FOR” each of Proposals 1 and 2.  No other matters are expected to be considered at the Annual Meeting of Shareholders.

Shareholders of record at the close of business on December 15, 2009 will be entitled to notice of and to vote at the Annual Meeting.

Shareholders are cordially invited to attend the meeting in person. Shareholders may call our main offices at 281-749-7800 for directions to our principal executive offices in order to attend the meeting in person.  Those who will not attend are requested to sign and promptly mail the enclosed proxy for which a stamped return envelope is provided.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIAL FOR THE SHAREHOLDER MEETING TO BE HELD ON FEBRUARY 11, 2010.
A COPY OF THIS PROXY STATEMENT, THE FORM OF PROXY, AND THE ATWOOD OCEANICS, INC. 2009 ANNUAL REPORT TO SHAREHOLDERS FOR THE YEAR ENDED SEPTEMBER 30, 2009 ARE AVAILABLE AT www.envisionreports.com/ATW.

By Order of the Board of Directors

/s/ James M. Holland
JAMES M. HOLLAND, Secretary

ANNUAL MEETING OF SHAREHOLDERS

ATWOOD OCEANICS, INC.

_______________

PROXY STATEMENT

_______________

January 13, 2010

SECURITY HOLDERS ENTITLED TO VOTE

Holders of shares of common stock, par value $1.00 per share (“Common Stock”) of Atwood Oceanics, Inc., (hereinafter sometimes referred to as “we”, “us”, “our” or the “Company”) of record at the close of business on December 15, 2009 will be entitled to vote at the Annual Meeting of Shareholders to be held February 11, 2010 at 10:00 o'clock A.M., Houston Time, at our principal executive offices, 15835 Park Ten Place Drive, Houston, Texas, 77084 and at any and all adjournments thereof.

Shareholders who execute proxies retain the right to revoke them at any time before they are voted. A proxy, when executed and not so revoked, will be voted in accordance therewith. This proxy material is first being mailed to Shareholders on or about January 14, 2010.

PERSONS MAKING THE SOLICITATION

This proxy is solicited on behalf of our Board of Directors of the Company (the “Board of Directors”).  In addition to solicitation by mail, for which we will bear the cost, we may request banks, brokers and other custodians, nominees and fiduciaries who hold our Common Stock in street name to send proxy material to the beneficial owners of stock and to secure their voting instructions, if necessary.  Further solicitation of proxies may be made by telephone, mail, facsimile, or oral communication with some of our Shareholders, following the original solicitation. All such further solicitation will be made by our regular employees and we will bear the cost for such solicitation.

VOTING SECURITIES

At the close of business on December 15, 2009, the time which has been fixed by the Board of Directors as the record date for determination of Shareholders entitled to notice of and to vote at the meeting, we had 64,382,659 shares of Common Stock outstanding.

The election as directors of the persons nominated in this Proxy Statement will require the vote of the holders of a plurality of the shares entitled to vote and represented in person or by proxy at a meeting at which a quorum is present.  Ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditor will require the vote of the holders of a majority of the shares entitled to vote and represented in person or by proxy at a meeting at which a quorum is present.  Abstentions and broker non-votes (which result when a broker holding shares for a beneficial owner has not received timely voting instructions on certain matters from such beneficial owner) are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will operate to prevent the election of the directors nominated in this Proxy Statement or the approval of such other matters as may properly come before the meeting to the same extent as a vote withholding authority to vote for the election of directors so nominated or a vote against such other matters as may properly come before the meeting.

Each share of Common Stock entitles its owner to one vote except with respect to the election of directors. With respect to the election of directors, each shareholder has the right to vote in person or by proxy the number of shares registered in his name for as many persons as there are directors to be elected, or to cumulate such votes and give one candidate as many votes as shall equal the number of directors to be elected multiplied by the number of his shares, or to distribute the votes so cumulated among as many candidates as he may desire.  In the event of cumulative voting, the candidates for directors receiving the highest number of votes, up to the number of directors to be elected, shall be elected.

If a shareholder desires to exercise his right to cumulate votes for directors, the laws of the State of Texas, the State in which we are incorporated, require the shareholder to give our Secretary written notice of such intention on or before the day preceding the meeting. Such notice should be sent to:  Atwood Oceanics, Inc., P. O. Box 218350, Houston, Texas 77218, Attn:  James M. Holland. If any shareholder gives such notice, all Shareholders have the right to use cumulative voting at the meeting. The persons appointed by the enclosed form of proxy are not expected to exercise the right to cumulate votes for election of the directors named elsewhere in this Proxy Statement, although such persons shall have discretionary authority to do so.

PRINCIPAL SHAREHOLDERS

The following table reflects certain information known to us concerning persons beneficially owning more than 5% of our outstanding Common Stock as of close of business on December 31, 2009 based on information (other than with respect to Helmerich & Payne International Drilling Co. (“H&PIDC”))  provided by a third party service provider in reports prepared for us.  Information regarding H&PIDC was provided to us by H&PIDC. Unless otherwise noted, each shareholder listed below has sole voting and disposition power with respect to the shares listed.

Name and Address	Shares of Common Stock Beneficially Owned	Percent of Class
FMR LLC (1)	8,738,000	13.57%
Edward C. Johnson 3d (1)
82 Devonshire Street
Boston, Massachusetts 02109

H&PIDC (2)	8,000,000	12.43%
1437 South Boulder Avenue
Tulsa, Oklahoma 74119

Columbia Wanger Asset Management, L.P. (3)	6,999,000	10.87%
227 West Monroe Street, Suite 3000
Chicago, IL 60606
___________________
(1)
The information set forth above concerning shares of Common Stock beneficially owned by FMR LLC (“FMR”) and Edward C. Johnson 3d (“Johnson”) were obtained from (i) a report prepared by a third party service provider for us and (ii) the Schedule 13G dated February 17, 2009, filed with the SEC by FMR and Johnson.  Based on that Schedule 13G, FMR and Johnson had sole voting power with respect to 737,250 shares and sole dispositive power with respect to 8,396,862 shares reported as beneficially owned.  We do not have any information with respect to the 341,138 shares of our Common Stock acquired by FMR and Johnson subsequent to the filing of the Schedule 13G on February 17, 2009. Subsequent to December 31, 2009, FMR and Johnson filed a Schedule 13G with the SEC dated January 11, 2010.  Based on that Schedule 13G, FMR and Johnson have beneficial ownership of 4,647,025 shares, or 7.23% of class, and have sole voting power with respect to 637,283 shares and sole dispositive power with respect to 4,647,025 shares.

(2)
Mr. Helmerich, one of our current directors and a director nominee, is President, Chief Executive Officer and a director of Helmerich & Payne, Inc. (“H&P”).  Mr. Helmerich, together with other family members and the estate of W.H. Helmerich, deceased, are controlling shareholders of H&P, which has 100% ownership of H&PIDC. H&PIDC currently owns of record and beneficially 8,000,000 shares of our Common Stock.  Mr. Helmerich has disclaimed beneficial ownership of the Common Stock owned by H&PIDC. Mr. Dotson, one of our current directors and a director nominee, served as Vice President Drilling of H&P and President of H&PIDC until his retirement in 2006.

(3)
The information set forth above concerning shares of Common Stock beneficially owned by Columbia Wanger Asset Management, L.P. (“Columbia”) was obtained from (i) a report  prepared by a third party service provider for us and (ii) the Schedule 13G dated April 8, 2009 filed with the SEC by Columbia.  Based on that Schedule 13G, Columbia had sole voting power with respect to 6,241,700 shares and sole dispositive power with respect to 6,499,700 shares of our Common Stock.  We do not have any information with respect to the 499,300 shares of our Common Stock acquired by Columbia subsequent to the filing of the Schedule 13G on April 8, 2009.  The information set forth above includes the shares of our Common Stock held by Columbia Acorn Trust, a Massachusetts business trust to which Columbia is an advisor.

APPROVAL OF RELATED PERSON TRANSACTIONS

In accordance with the directive of the Board of Directors, our Audit Committee is responsible for reviewing and approving the terms and conditions of all proposed transactions between us, any of our officers or directors, or relatives or affiliates of any such officers or directors, to ensure that such “related-party” transactions are fair and are in our overall best interest.  No transactions requiring approval occurred in fiscal year 2009.

COMMON STOCK OWNED BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the amount of Common Stock beneficially owned as of the close of business on December 31, 2009, by each of our directors and director nominees, by each of our named executive officers, and by all of our directors and named executive officers as a group. Unless otherwise indicated below, each of the named persons and members of the group has sole voting and investment power with respect to the shares shown.

Name of Director, Director Nominee Named Executive Officer or Group	Shares of Common Stock Beneficially Owned		Percent of Class

Deborah A. Beck	31,828	(2)	(1)
Robert W. Burgess	61,288	(3)	(1)
George S. Dotson	70,828	(3)	(1)
Jack E. Golden	-
Hans Helmerich	43,288	(3) (4)	(1)
John R. Irwin	331,812	(5)	(1)
James R. Montague	4,462		(1)
James M. Holland	117,212	(6)	(1)
Glen P. Kelley	112,001	(7)	(1)
Alan Quintero	55,564	(8)	(1)
Ronnie L. Hall	24,434	(9)	(1)
Robert J. Saltiel	-

All directors, director nominees, and executive officers as a group (15 persons)	918,702	(10)	1.43%
____________
(1)	Less than 1%.
(2)	Includes 24,000 shares which may be acquired upon exercise of options.
(3)	Includes 40,000 shares which may be acquired upon the exercise of options.
(4)	See Note (2) on page 3 under “Principal Shareholders” for more information.
(5)	Includes 265,762 shares which may be acquired upon the exercise of options.
(6)	Includes 79,276 shares which may be acquired upon the exercise of options.
(7)	Includes 87,501 shares which may be acquired upon the exercise of options.
(8)	Includes 37,564 shares which may be acquired upon the exercise of options.
(9)	Includes 17,434 shares which may be acquired upon the exercise of options.
(10)	Includes 682,579 shares which may be acquired upon the exercise of options.

EXECUTIVE OFFICERS

The persons indicated below are our executive officers. The office held, date of first election to that office and the age of each officer as of the close of business on January 4, 2010, are indicated opposite his name.

Name	Offices Held	Date of First Election	Age

Robert J. Saltiel	President and Chief Executive Officer	December 2009	46

James M. Holland	Chief Financial Officer Senior Vice President and Secretary	October 1988	64

Glen P. Kelley	Senior Vice President - Marketing and Administration	December 2004	61

Alan Quintero	Senior Vice President - Operations	June 2008	46

Ronnie L. Hall	Vice President - Operations	April 2008	57

Barry M. Smith	Vice President - Technical Services	June 2008	50

Randal F. Presley	Vice President - Administrative Services	June 2008	58

Michael A. Campbell	Vice President - Controller	January 2009	40

No family relationship exists between any of the above executive officers or the nominated directors listed below. All of our executive officers serve at the pleasure of the Board of Directors and may be removed at any time with or without cause.  Mr. Saltiel joined the Company and became an executive officer in December 2009.  Messrs. Holland and Kelly have served as our executive officers during the past five (5) years.  Mr. Quintero has served as an executive officer since April 2007 and Mr. Hall has served as an executive officer since April 2008. Mr. Smith and Mr. Presley have served as executive officers since June 2008.  Mr. Campbell has served as an executive officer since January 2009.

Mr. Saltiel joined us as President and Chief Executive Officer in December 2009. Prior to his appointment with the Company, Mr. Saltiel was Executive Vice President and Chief Operating Officer for Transocean Ltd., and from 2003 served in other positions at Transocean Ltd., including Executive Vice President, Performance and Senior Vice President of the company’s then North and South America Unit, which covers the U.S. Gulf of Mexico, Canada, Trinidad and Brazil.

Mr. Holland joined us as Accounting Manager in April 1977. He was elected Vice President - Finance in May 1981 and Chief Financial Officer, Senior Vice President, and Secretary in October 1988.

Mr. Kelley rejoined us in January 1983 as Manager of Operations Administration. He was elected Vice President – Contracts and Administration in October 1988 and Senior Vice President – Marketing and Administration in December 2004.

                Mr. Quintero joined us in July 1993 as Senior Project Engineer.  He was promoted to Manager of Engineering in August 1994 and to General Manager of Engineering in January 2005.  He was elected as Vice President – Engineering in April 2007 and Senior Vice-President – Operations in June 2008.

                Mr. Hall joined us in February 1995 as Operations Superintendent.  He was promoted to Operations Manager in 1997 and to General Manager of Operations in April 2007.  He was elected as Vice President – Operations in April 2008.

                Mr. Smith joined us in March 2006 as Manager of Maintenance.  He was promoted in January 2008 to General Manager of Technical Services.  He was elected as Vice President – Technical Services in June 2008.  Prior to joining the Company, Mr. Smith worked 20 years at Transocean of which the last 10 years he served as Corporate Maintenance Manager.

Mr. Presley joined us in March 1987, holding various positions as Administrative Manager in our international locations, as well as in our corporate offices.  He was promoted in May 2006 as General Manager of Administrative Services. He was elected as Vice President – Administrative Services in June 2008.

                Mr. Campbell joined us in March 2001 as our controller.  He was promoted in January 2006 to General Manager of Financial Services.  He was elected as Vice President – Controller in January 2009.

ITEM 1 - ELECTION OF DIRECTORS

At our Annual Meeting of Shareholders, seven (7) directors are to be elected for terms of one year each.  Six (6) director nominees are currently serving as directors and are standing for re-election.  One (1) director nominee, Mr. Saltiel, was elected President and Chief Executive Officer of Atwood Oceanics Inc. by the Company’s Board of Directors on December 15, 2009, and was also nominated by the Nominating and Corporate Governance Committee of the Board of Directors in connection therewith for his first election as a member of the Board of Directors at our Annual Meeting of Shareholders.

One (1) current director, John R. Irwin, who has served as a director continuously since 1992, retired from his position as President and Chief Executive Officer of the Company effective December 14, 2009.  Following his retirement as President and Chief Executive Officer, Mr. Irwin will serve the remainder of his current term as a member of the Board of Directors of the Company but has not been nominated for re-election at our Annual Meeting of Shareholders.  Mr. Irwin remains an employee of the Company pursuant to the terms of his Executive Retention Agreement discussed further on page 13 of this proxy.

The persons named in the enclosed form of proxy (James M. Holland and Glen P. Kelley) have advised that they will vote all shares represented by proxies for the election of the seven (7) nominees for director listed below, unless authority to so vote is withheld by the shareholder granting the proxy. Such persons will have the discretion to cumulate the votes of the shares represented by proxy, although the exercise of such discretion is not expected. If any of the nominees listed below becomes unavailable for any reason, the shares represented by the proxies will be voted for the election of such person, if any, as may be designated by the Board of Directors.

Nominees	Present Position with the Company	Served as a Director Continuously Since	Term to Extend to	Age

Deborah A. Beck	Director	February 2003	February 2011	62

Robert W. Burgess	Director	September 1990	February 2011	68

George S. Dotson	Director	February 1988	February 2011	69

Jack E. Golden	Director	September 2009	February 2011	61

Hans Helmerich	Director	February 1989	February 2011	51

James R. Montague	Director	June 2006	February 2011	62

Robert J. Saltiel	President and Chief Executive Officer	---	February 2011	46

Until her retirement in 2006, Ms. Beck was employed by the Northwestern Mutual Life Insurance Company for over five (5) years where she served in various executive capacities including Executive Vice President Planning and Technology, Senior Vice President-Insurance Operations, Vice President – New Business, and Vice-President of Policy Benefits.  Northwestern Mutual is a leading direct provider of individual life insurance and offers insurance products, investment products and advisory services.

Until his retirement in 1999, Mr. Burgess served for over five (5) years as Chief Financial Officer (Senior Vice President) for CIGNA Investment Division, CIGNA Companies. CIGNA is a diversified financial services company with major businesses in insurance, health care, pensions and investments.

Until his retirement in 2006, Mr. Dotson served for over five (5) years as Vice President Drilling of H&P and President of H&PIDC.  H&P is an energy-oriented company engaged in contract drilling which is the parent of H&PIDC.

Until his retirement in 2005, Mr. Golden was employed by British Petroleum (“BP”) from 1982 through 2005, where he served in various executive capacities including Group Vice President.  As Group Vice President, he directed significant portions of BP’s global exploration and production operations.  He is currently managing partner of Edgewater Energy Partners and is an advisor to the Board of Directors of Cobalt International, a private exploration and production company.

Currently, and at all times during the previous five (5) years, Mr. Helmerich has served as the President and Chief Executive Officer, as well as a director, of H&P.

Mr. Montague has been retired at all times during the previous five (5) years. From December 2001 to October 2002, Mr. Montague served as President of Encana Gulf of Mexico, Inc., a subsidiary of Encana Corporation, which is involved in oil and gas exploration and production. From 1996 to June 2001, he served as President of two subsidiaries of International Paper Company, IP Petroleum Company, an exploration and production oil and gas company, and GCO Minerals Company, a company that manages International Paper Company's mineral holdings.  Mr. Montague is a director of Penn Virginia Resource Partners (NYSE:PVR), Magellan Midstream Partners (NYSE:MMP), and the non-executive Chairman of the Board of Davis Petroleum Company, a private company.

Prior to joining us in December 2009, Mr. Saltiel was Executive Vice President and Chief Operating Officer for Transocean Ltd., and from 2003 served in other positions at Transocean Ltd., including Executive Vice President, Performance and Senior Vice President of the company’s then North and South America Unit, which covers the U.S. Gulf of Mexico, Canada, Trinidad and Brazil.

Board of Director Meetings and Committees

We have standing Audit, Compensation and Human Resources, Executive, and Nominating & Corporate Governance Committees.  The following chart shows the current Committee membership and positions of each director:

Director	Audit Committee	Compensation and Human Resources Committee	Executive Committee	Nominating & Corporate Governance Committee
Deborah A. Beck	X	X		X
Robert W. Burgess	X (Chairperson & Financial Expert)	X		X
George S. Dotson	X	X (Chairperson)	X	X
Jack E. Golden	X	X		X
Hans Helmerich			X	X (Chairperson)
James R. Montague	X	X		X

The Audit Committee members are Ms. Beck and Messrs. Burgess, Dotson, Golden and Montague.  Mr. Golden was appointed to the Audit Committee in the first quarter of fiscal year 2010, on December 3, 2009.  The Board of Directors has determined that Mr. Burgess is our “Audit Committee Financial Expert” as that term is defined under the applicable federal securities laws and regulations.  The Audit Committee functions to review, in general terms, the Company’s accounting policies and audit procedures, and to supervise internal accounting controls.  The Audit Committee held seven (7) meetings during fiscal year 2009, of which four (4) were telephone conferences.  Our Board of Directors has adopted a written charter for the Audit Committee, a copy of which is attached hereto as Appendix A and which is also accessible on our website, www.atwd.com, and available in print to any shareholder who requests it.

The Compensation and Human Resources Committee (the “Compensation Committee”) members, Ms. Beck, Messrs. Burgess, Dotson, Golden and Montague, are responsible for administration of our stock incentive plans, and for review and recommendation to the full Board of Directors of all compensation for our directors and employees.   Mr. Golden was appointed to the Compensation Committee in the first quarter of fiscal year 2010, on December 3, 2009, with effect as of December 16, 2009, and, therefore, did not participate in the Compensation Discussion and Analysis or the Compensation and Human Resources Committee Report dated December 15, 2009, which both relate to fiscal year 2009.  During fiscal year 2009, there were seven (7) meetings of the Compensation and Human Resources Committee, of which three (3) were telephone conferences.  Our Board of Directors has adopted a written charter for the Compensation Committee, a copy of which is attached hereto as Appendix B and which is also accessible on our website,, www.atwd.com, and available in print to any shareholder who requests it. Pursuant to the charter, the Compensation Committee may delegate its authority to a subcommittee or subcommittees, provided that the subcommittee is composed entirely of independent directors and has a published charter.

The Executive Committee currently composed of Messrs. Dotson and Helmerich, with Mr. Irwin being a member up until his retirement from his position as President and Chief Executive Officer in December 2009, communicated as required, normally at least monthly, generally by telephone conference, for review of major decisions and to act as delegated by the Board of Directors.  Our Board of Directors has adopted a written charter for the Executive Committee, a copy of which is attached hereto as Appendix C and which is also accessible on our website, www.atwd.com, and available in print to any shareholder who requests it.

The Nominating & Corporate Governance Committee, composed of Ms. Beck and Messrs. Burgess, Dotson, Golden, Helmerich, and Montague, assists the Board of Directors regarding the appropriate size and composition of the Board of Directors, as well as to monitor and make recommendations regarding the Board of Directors’ performance.  The Nominating & Corporate Governance Committee held two (2) meetings during fiscal year 2009.  The Nominating & Corporate Governance Committee will consider all director nominees recommended to it, including those recommended by third parties, and Shareholders.  Such nominations should be directed to any member of the Nominating & Corporate Governance Committee.  A specific process for communication between Shareholders and the Nominating & Corporate Governance Committee is accessible on our website, www.atwd.com, under “Investor Information” – “Corporate Governance” – “Contact the Atwood Oceanics, Inc. Board of Directors”.  The Nominating & Corporate Governance Committee will evaluate all nominees, for the following:

▪	personal qualities such as leadership, statesmanship and responsiveness;

▪	general management qualities such as a global perspective on our business, short term results, strategic thinking and planning, knowledge of our business and preparedness;

▪	financial expertise such as value creation, capital planning, and communications with the financial investment communities; and

▪	qualities relating to the use of human resources such as developing management talent and creating an effective organization.

Our Board of Directors has adopted a written charter for the Nominating & Corporate Governance Committee, a copy of which is attached hereto as Appendix D and which is also is accessible on our website, www.atwd.com, and available in print to any shareholder who requests it.

The charters for each of the Audit Committee, the Compensation Committee, and the Nominating & Corporate Governance Committee state that each member must be independent as required by the New York Stock Exchange Listing Standards and as determined by the Board of Directors in its business judgment.  No member of the Audit Committee, the Compensation Committee or the Nominating & Corporate Governance Committee shall have a relationship to the Company that may interfere with the exercise of his or her independent judgment and all members of such committees shall be non-employee directors.  The Board of Directors has made a determination that each member of the Audit Committee, Compensation Committee and the Nominating & Corporate Governance Committee is independent and meets the requirements of the charter for the Committee(s) on which he or she serves.  The Board of Directors specifically considered the relationship of H&P and H&PIDC to the Company and determined that they are not our affiliates.  Based on that fact and other considerations, Mr. Helmerich is also not our affiliate.  Prior to his retirement from H&P and H&PIDC, the Board of Directors determined that Mr. Dotson was not our affiliate and after his retirement, the Board of Directors determined that Mr. Dotson continues not to be our affiliate.

Our Board of Directors determined that our President and Chief Executive Officer through December 14, 2009, John R. Irwin, is not an independent director. Mr. Irwin has not been nominated for re-election as a director at the Annual Meeting of Shareholders. Our current independent directors are Deborah A. Beck, Robert W. Burgess, George S. Dotson, Jack E. Golden, Hans Helmerich and James R. Montague. Should Mr. Saltiel, our current President and Chief Executive Officer, be elected as a director at the Annual Meeting of Shareholders, our Board of Directors has determined that he will not be an independent director. We have a specific process for communications between interested parties and either the Board of Directors as a whole or the non-management members of the Board of Directors, accessible on our website, www.atwd.com, under “Investor Information” – “Corporate Governance” – “Contact the Atwood Oceanics, Inc. Board of Directors”.  The interested party may also submit such communications in care of our Secretary, James M. Holland, at the mailing address of our headquarters, which is P.O. Box 218350, Houston, Texas 77218.  Each written communication intended for the Board of Directors as a whole or the non-management members of the Board of Directors and received by the Secretary, will be promptly forwarded to the specified party.   The interested party may alternatively submit such communications through the MySafeWorkplace system.  The MySafeWorkplace system can be contacted via telephone at 1-800-461-9330 or on the internet at www.MySafeWorkplace.com.  The interested party should click “Go” on “Make A Report”, choose Atwood Oceanics Management LP as the organization, and then select “Communicate with Non-Management Directors” as the “Incident Type”.   The communication process is also further detailed on our website, www.atwd.com, along with other of our corporate governance guidelines, and is available in print to any shareholder who requests it.

Five (5) meetings of the Board of Directors as a whole were held during fiscal year 2009, of which four (4) were regularly scheduled meetings and one (1) was a telephone conference.  Each director attended, during the time of his or her membership, at least 75% of Board of Director and Committee meetings to which he or she was assigned.  Additionally, the non-management members of the Board of Directors held four (4) meetings, of which all were in person. Mr. Helmerich presided over the meetings of the non-management members of the Board of Directors as our “Lead Independent Director”.  The Company does not have a policy with regard to Board of Directors’ attendance at the Annual Meeting of Shareholders.  Last year, one member of the Board of Directors, Mr. Irwin, attended the annual meeting of Shareholders held February 12, 2009.

Code of Ethics

Included in our corporate governance guidelines detailed on our website, www.atwd.com, and available in print to any shareholder who requests it, is the business conduct and code of ethics we have adopted which is applicable to our Chief Executive Officer (Mr. Irwin until his retirement and currently Mr. Saltiel) and our Chief Financial Officer, Mr. Holland.  We intend to satisfy the disclosure requirement regarding any changes in our code of ethics we have adopted and/or any waiver therefrom by posting such information on our website or by filing a Form 8-K for such event.

Required Vote for Election of Directors

Election as directors of the persons nominated in this Proxy Statement will require the vote of the holders of a plurality of the shares of Common Stock present or represented by proxy and entitled to vote at a meeting at which a quorum is present.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ELECTION AS DIRECTORS OF THE PERSONS NOMINATED HEREIN.

ITEM 2 - PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT AUDITORS

General

The Audit Committee of our Board of Directors has selected PricewaterhouseCoopers LLP to serve as our independent auditors for fiscal year 2010. Although it is not required to do so, our Board of Directors wishes to submit the selection of PricewaterhouseCoopers LLP for ratification by our Shareholders at the Annual Meeting. Even if this selection is ratified by Shareholders at the Annual Meeting, the Audit Committee may in its discretion change the appointment at any time during the year if it determines that such a change would be in our best interests and the best interests of our Shareholders. If our Shareholders do not ratify the selection of PricewaterhouseCoopers LLP, the Audit Committee will reconsider its selection.

Required Vote for Ratification of the Appointment of PricewaterhouseCoopers LLP as the Company’s Independent Auditors

Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors requires the affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy and entitled to vote of a meeting at which a quorum is present.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT AUDITORS.

COMPENSATION DISCUSSION AND ANALYSIS

OVERVIEW AND OBJECTIVES

The Company and its subsidiaries are engaged in the international offshore drilling and completion of exploratory and developmental oil and gas wells and related support, management and consulting services. For purposes of this “Compensation Discussion and Analysis”, the “Company” includes its subsidiaries, except where the context otherwise indicates.

Our fiscal year runs from October 1 to September 30 of each year.  Throughout fiscal year 2009, we remained firmly committed to our operating principles and corporate objectives despite a volatile industry environment which included:

▪	a general decline in rig utilization, particularly with regard to jack-ups and semisubmersible drilling units;

▪	a significant decrease in general day-rate levels;

▪	the global financial crisis which caused a negative impact on the availability of capital and liquidity from banks and other creditors; and

▪	the continued delivery of newly constructed jack-up drilling units, which caused a negative impact on the worldwide levels of supply and market demand for drilling units.

The completion and delivery of the ATWOOD AURORA in fiscal year 2009 and the continued progress made towards the completion of both the ATWOOD OSPREY, a conventionally moored 6,000 foot water depth drilling unit, and the to-be-named dynamically positioned 10,000 foot water depth drilling unit (referred to herein as the “A-11”) reinforced our need to remain competitive in the market for talent and to retain and attract qualified employees to run our operating drilling units, staff the new-build projects and effectively maintain our offices.  Separately, during fiscal year 2009, we incurred idle days on four of our nine active drilling units: ATWOOD SOUTHERN CROSS, ATWOOD BEACON, VICKSBURG and RICHMOND. The ATWOOD SOUTHERN CROSS remains un-contracted, while the VICKSBURG, RICHMOND and ATWOOD BEACON have short-term contracts. We continue to pursue additional contract commitments.

In this environment, it continues to be of fundamental importance to the Compensation Committee to ensure that each element of our compensation program and the total compensation opportunities provided to our executives and employees remain sensitive to changing competitive conditions, while providing the motivation to deliver the extra effort that leads to returning value to our Shareholders.  The primary objective of our compensation program is to provide competitive pay opportunities that are commensurate with the Company’s performance, that recognize individual initiative and achievements and that enable us to retain and attract qualified executive officers who are focused on our goals and long term success.

More specifically, the objectives of the executive compensation program are to:

▪	offer opportunities to motivate and reward performance with respect to our goals and metrics, as well as our performance relative to our competitors;

▪	reward each of our executive officers for long-term strategic management and for their individual contributions to enhance shareholder value;

▪	ensure that the compensation program supports the achievement of our short and long-term strategic plans;

▪	retain and attract key executive officers critical to our long-term success; and

▪	focus the commitment of our executive officers on the long-term interests of our Shareholders through equity awards.

CONSIDERATIONS

Our executive compensation program is designed and directed by the Compensation Committee and in making compensation determinations relative to our executive officers the Compensation Committee takes into account the following important considerations:

Company Results and Individual Performance.  The Compensation Committee believes that the compensation opportunities provided to our executive officers should be closely related to the Company’s overall results as measured against goals approved by the Board of Directors each year.  The Compensation Committee evaluates each individual’s overall contribution to the Company’s ongoing and long-term performance.  The Compensation Committee approves performance targets, which include safety, operational and financial measures, and also establishes incentive compensation targets for each individual executive officer, expressed as a percentage of his annual base salary.  Compensation targets are correlated with competitive market data and provide for differentiation in job responsibilities.

Competitive Benchmarking.  The Compensation Committee considers competitive industry data in making executive pay determinations.  The primary competitive market for such determinations includes other companies in the energy industry (oil and gas companies, offshore drilling companies, and other energy services companies) of similar market value, size, operating complexity and growth potential (our “peer group”).  The Compensation Committee engaged Longnecker & Associates (“L&A”) to assist us in determining, periodically reviewing and updating our peer group for compensation purposes.  In fiscal year 2009, our peer group included Parker Drilling Company; RPC, Inc.; Bronco Drilling Company, Inc.; Swift Energy Company; Dril-Quip, Inc.; Petroleum Development Corporation; GulfMark Offshore, Inc.; and Hercules Offshore, Inc.  L&A provided studies of competitive information that included peer group information, primarily focusing on salary and annual bonus compensation data, as well as the nature and amount of stock-based incentives granted.  The information supplied served as a reference for the Compensation Committee as it established the recommendations for salary, bonus and amount of stock incentives to be awarded to our executive officers.  Our executive officers did not participate in the selection of L&A.

Overall Philosophy.  To establish compensation targets for our executive officers, the Compensation Committee evaluated the information provided by L&A relative to our peer group, including each element of compensation separately and the total direct compensation (the combined value of annual base salary, annual incentives and long-term incentive grants) for each executive officer.  Historically, we have aimed to pay our executives at a level that approximates the 50th percentile of overall total direct compensation for similarly situated executive officers in our peer group.  We believe that this compensation philosophy has enabled us to retain and attract quality executive officers while allowing us to keep compensation costs manageable, producing a good return for our Shareholders.

From the data and analysis provided by L&A, the Compensation Committee concluded that for fiscal year 2009, overall:

•	base salaries and total direct compensation for our executive officers are closely aligned with the 50th percentile of our peer group;
•
based in part on the financial results that the Company has achieved, the value of long-term awards should be moved from the market 50th percentile towards the 75th percentile, keeping in line with the competitive analysis, conclusions and recommendations furnished to the Compensation Committee by L&A; and

•	our process for determining executive compensation is well aligned with Shareholder interests.

Furthermore, based upon the analysis made by the Compensation Committee we believe that our total compensation package remains within our target levels.

Compensation Committee Discretion  For fiscal year 2009, and to the extent that the Compensation Committee considered the degree to which the Company goals and metrics were achieved in making annual bonus determinations, the Compensation Committee relied on a formula-driven approach to first arrive at an amount equal to 50% of each approved bonus target.  The Compensation Committee then considered the assessment of accomplishments against pre-established individual objectives for fiscal year 2009.  While the Compensation Committee has adopted and fully endorses the formula-driven approach for a portion of the bonus, it also believes that the exercise of discretion ensures that our executive officers focus on a broader set of factors that ultimately impact shareholder value.  The Compensation Committee believes that its subjective assessment of those factors enables closer alignment of pay levels with talent attraction, motivation and retention needs in a changing competitive environment.  Those factors include, but are not limited to, execution of the new-build projects and achievement of growth objectives, employee retention and satisfaction, the Company’s reputation among customers, ensuring retention of critical talent and, especially in the case of the President and Chief Executive Officer, succession planning and leadership development.

EXECUTIVE RETENTION AGREEMENTS

On September 22, 2009, we announced that Mr. John R.  Irwin, President and Chief Executive Officer, and Mr. James M.  Holland, Chief Financial Officer, Senior Vice President and Secretary, planned to retire from the Company effective July 31, 2010, and December 31, 2010, respectively, subject to the Company’s confirmation of suitable successors.  We entered into an Executive Retention Agreement with each of these executive officers to secure their services until the respective dates of planned retirement, providing continuity of management in the interim.  The Executive Retention Agreements for Messrs. Irwin and Holland cover employment, compensation and benefits considerations in connection with their planned retirements.  Earlier in the course of the fiscal year 2009, the Compensation Committee engaged an independent provider of executive assessment services to assist with the development of a “profile of success” including general qualifications and requirements for potential internal and/or external senior leadership candidates, including requirements for potential candidates to consider in filling the position of President and Chief Executive Officer.  The Compensation Committee separately engaged an executive search firm to assist with evaluation of candidates and recruitment of a suitable successor to Mr. Irwin.

In establishing a basis for the terms of the Executive Retention Agreement entered into with Messrs. Irwin and Holland, the Compensation Committee obtained relevant market references, information and advice from L&A and the Compensation Committee was satisfied that the terms and conditions contained in each Executive Retention Agreement as approved by both parties were reasonable and in line with market norms.  The Executive Retention Agreements are further discussed on pages 17 and 41 of this proxy.

In connection with the Executive Retention Agreements and planning for retirement of Messrs. Irwin and Holland, on September 22, 2009, the Company also entered into new Executive Agreements with each of Messrs. Irwin and Holland to replace their respective Executive Agreements dated September 18, 2002.  The new Executive Agreements address change of control and are further discussed on pages 17 and 41 of this proxy.  Both the Executive Retention Agreements and the Executive Agreements were approved by the Compensation Committee.

The Compensation Committee did not subsequently consider the terms of the Executive Retention Agreements or the engagement of an independent executive assessment provider or the engagement of an outside search firm as referenced above, in the context of making compensation determinations for either Mr. Irwin or Mr. Holland or for any other of the Company’s executive officers with respect to fiscal year 2009 performance.

CHANGE OF PRESIDENT AND CHIEF EXECUTIVE OFFICER

Effective December 15, 2009, during the first quarter of fiscal year 2010, our Board of Directors elected Mr. Robert J. “Rob” Saltiel as President and Chief Executive Officer of the Company and entered into an Employment Agreement with Mr. Saltiel dated December 8, 2009.  Mr. Saltiel was also nominated by the Nominating and Corporate Governance Committee of the Board of Directors for election as a member of the Board of Directors by our Shareholders at the Annual Meeting of Shareholders scheduled for February 11, 2010, to which this proxy relates.  Such nomination is discussed further on page 6 of this proxy.  The election of Mr. Saltiel followed a search process that included both the assessment of potential internal Company candidates and the engagement of an independent executive search firm to identify outside candidates and assist our Board of Directors in the selection process.

Mr. Saltiel’s Employment Agreement provides for an initial term of three years, subject to an automatic two year renewal thereafter unless the agreement is terminated under the terms therein. Compensation considerations contained in the Employment Agreement with Mr. Saltiel include an annual base salary of $650,000, eligibility to receive an annual cash bonus based upon achievement of targeted performance levels upon satisfactory performance of reasonable goals and milestones established by the Compensation Committee with a target of 85% of his annual base salary.  In addition, on December 15, 2009, Mr. Saltiel received a signing bonus of $500,000 in consideration of possible transition issues, was granted 55,741 shares of restricted stock of the Company under the Company’s 2007 Long Term Incentive Plan subject to three-year cliff vesting, and was also granted 27,871 shares of restricted stock subject to four-year cliff vesting and performance measures, goals and milestones which are to be determined by the Compensation Committee and Mr. Saltiel no later than December 15, 2010.  Beginning December 2010, Mr. Saltiel will be eligible for additional annual grants of restricted stock, non-qualified stock options and other awards in accordance with the Company’s stock incentive plans on the same basis as other senior executive officers.  The target for the December 2010 award will be 350% of Mr. Saltiel’s annual base salary, subject to performance and other considerations.  Mr. Saltiel will be provided with at least the same level of executive and employee benefits as provided to our other senior executive officers from time to time.  If Mr. Saltiel is terminated by the Company pursuant to a qualifying termination under the terms of his Employment Agreement, we shall pay Mr. Saltiel severance in an aggregate amount equal to 250% of the sum of Mr. Saltiel’s base salary and his then current annual cash bonus.  Mr. Saltiel's Employment Agreements in further discussed on pages 17 and 41 of this proxy.

Prior to his appointment with the Company, Mr. Saltiel was Executive Vice President and Chief Operating Officer for Transocean Ltd. Mr. Saltiel has no family relationship between any director or executive officer of the Company.  There are no transactions in which Mr. Saltiel has an interest requiring disclosure under Item 404(a) of Regulations S-K and there is no arrangement between Mr. Saltiel and any other person pursuant to which Mr. Saltiel was appointed President and Chief Executive Officer of the Company or nominated as a member of the Board of Directors.

In conducting due diligence to design and validate the terms and conditions of Mr. Saltiel’s Employment Agreement and more specifically to determine compensation opportunities commensurate with the role of President and Chief Executive Officer as agreed upon between Mr. Saltiel and the Board of Directors of the Company, the Compensation Committee engaged L&A to provide competitive data and advice relative to prevalent industry compensation norms and related information relevant to the scope and responsibilities of the role, which data and advice were considered in establishing the overall compensation package for Mr. Saltiel as detailed in his Employment Agreement.  The Compensation Committee is satisfied that the level of total direct compensation established for Mr. Saltiel and the mix of pay components (base salary, annual bonus opportunity and long-term incentives) are both competitive and appropriate, in line with our compensation philosophy and commensurate with the expectations of the Board of Directors and of our Shareholders relative to the Company’s current and long-term financial and operational performance.

In connection with Mr. Saltiel’s election as President and Chief Executive Officer of the Company effective December 15, 2009, Mr. John R. Irwin retired from his position as President and Chief Executive Officer of the Company effective December 14, 2009.  Mr. Irwin currently remains employed by the Company pursuant to the terms of his Executive Retention Agreement.  Mr. Irwin will serve the remainder of his current term as a member of the Board of Directors of the Company but has not been nominated for re-election at our Annual Meeting of Shareholders.

ADMINISTRATION AND OVERSIGHT OF THE EXECUTIVE COMPENSATION PROGRAM

Our executive compensation program is administered by the members of our Compensation Committee.  The Board of Directors who are members on our Compensation Committee are independent as required by the New York Stock Exchange Listing Standards and as determined by the Board of Directors in its business judgment.  No member of the Compensation Committee has a relationship to the Company that may interfere with the exercise of his or her independent judgment, as such independence is defined by New York Stock Exchange Listing Standards, and all of the Compensation Committee members are “non-employee directors” as that term is defined under the Securities and Exchange Commission Rule 16b-3 and “outside directors” as that term is defined for the purposes of the Internal Revenue Code, section 162(m).  During fiscal year 2009, the Compensation Committee consisted of four members: George S.  Dotson, who is the chairman, Deborah A.  Beck, Robert W.  Burgess, and James R.  Montague.  Jack E. Golden was appointed to the Compensation Committee during the first quarter of fiscal year 2010.  The Compensation Committee’s responsibilities include, but are not limited to, the following:

▪	making recommendations to the Board of Directors regarding both long- and short-term incentive compensation and equity-based plans for all employees of the Company;
▪	recommending to the Board of Directors the compensation of non-employee directors of the Company;
▪
reviewing and approving Company goals and objectives relevant to the President and Chief Executive Officer compensation, evaluating the President and Chief Executive Officer's performance in light of those goals and objectives, and, either as a Compensation Committee or together with the other independent directors (as directed by the Board of Directors), determining and approving the President and Chief Executive Officer's compensation level based on this evaluation;

▪
producing a Compensation Committee report on executive compensation as required by the Securities and Exchange Commission (“SEC”) to be included in the Company's annual proxy statement or annual report on Form 10-K filed with the SEC; and

▪
performing such general oversight and investigation functions related to Company compensation inherent to the responsibilities designated in its charter or set forth in resolutions of the Board of Directors.

For fiscal year 2009, the Compensation Committee engaged L&A as its professional consultant.  The Compensation Committee felt it was beneficial to have independent third party analysis and L&A has extensive experience in providing executive compensation advice, including specific experience in the oil and gas industry.  The Compensation Committee took into consideration the discussions and guidance from L&A, as well as the compensation studies created and assembled by L&A, in the analysis the Compensation Committee used in making its competitive compensation decisions.  L&A does not provide to the Compensation Committee any services or advice on matters unrelated to compensation.

COMPONENTS OF OUR EXECUTIVE COMPENSATION PROGRAM

In order to achieve the objectives of our executive compensation program, we have developed a balanced compensation package consisting of salary, annual cash bonus and long-term stock incentive awards.  The incorporation of cash and equity elements is intended to balance the reward opportunities associated with short-term performance with the potential for achieving longer term results, as well as with effective retention.  The mix of pay elements is relevant to the compensation determinations made by the Compensation Committee.  The Compensation Committee utilized information provided by L&A in the analysis of each component and the mix of these components as compared to our peer group.  In addition, our executive officers are provided with severance and change-in-control agreements, perquisites and benefits.  Each one of these elements of compensation serves a particular purpose, as discussed below.

Base Salary.  Base salaries compensate our executive officers for services rendered during the fiscal year and salary levels are set in proportion to the job responsibilities of each individual.  At the discretion of the Compensation Committee, the salaries of our executive officers are generally reviewed following the end of each fiscal year in recognition of individual performance.  We seek to compensate for market movement of salaries in our peer group, which is why our starting point for salary is the 50th percentile of our peer group, although individual circumstances can allow for certain positions to have a salary above or below this percentile.

The salary of the President and Chief Executive Officer is determined by the Compensation Committee, whereas the salaries of other executive officers are determined by the Compensation Committee with input and recommendations from the President and Chief Executive Officer.  In addition to job responsibility and competitive market salary movement, we give consideration to individual performance, to the ordinal rank of pay level for each executive, and to our overall financial condition and industry conditions.

Discretionary Annual Incentive Bonus.  We provide incentive compensation to our executive officers in the form of a discretionary annual bonus relating to safety, financial, operational and individual achievements during the prior fiscal year for the purpose of rewarding and recognizing their contributions toward approved Company goals and metrics, encouraging further individual contributions to shareholder value and reinforcing our expectation to retain their capabilities and management skills as appropriate.

The fiscal year 2009 target incentive bonus amounts were determined by the Compensation Committee as a percentage of annual base salary and reflect the 50th percentile of the competitive bonus amounts of our peer group as furnished by L&A.  These targets ranged in fiscal year 2009 from 10% to 175% for our named executive officers, which targets are based upon achievement of threshold, target, or stretch measures of performance as described herein, and which are designed to place a significant portion of total direct compensation at risk, generally with a greater portion of total compensation at risk the more senior the executive.  Target bonus awards are subject to review due to market movement and to pro-rata adjustment due to promotions occurring during the fiscal year or other relevant changes in job responsibilities.

The Compensation Committee’s approach is to set a portion equal to 50% of the incentive bonus target to be directly linked to the achievement of strategic, Company-wide goals approved previously by our Board of Directors.  The final determinations on this portion are based upon the extent to which results for the fiscal year met, failed to meet or exceeded our goals and metrics.  Strategic goals and metrics for the Company include results related to safety, financial performance, operational excellence and financial performance against industry peers as well as objective individual performance, as discussed in the “Analysis” section below.

The remaining 50% of the annual incentive bonus awarded to each executive officer is determined by the Compensation Committee’s subjective assessment of a broader set of individual objectives established for each executive officer.  The combination of the formula-based and the discretionary portions results in annual incentive bonus decisions for our executive officers that sharpen the focus on our performance measures and enable a closer alignment with competitive norms.  The Compensation Committee seeks input from the President and Chief Executive Officer on executive officer performance and internal equity for executive officers other than himself.

Long Term Stock Incentive Awards.  Under the provisions of our shareholder–approved Atwood Oceanics, Inc.  2007 Long-Term Incentive Plan (as amended, the “2007 Plan”), the Compensation Committee has the ability to grant options, restricted stock awards, stock appreciation rights and performance units to eligible employees and to grant nonqualified stock options, restricted stock awards, stock appreciation rights and performance units to eligible directors.  The 2007 Plan is designed to motivate participants to put forth maximum effort toward our success and growth and to enable us to attract and retain experienced individuals who, by their position, ability and diligence, are able to make important contributions to our success.  The determination of the size and type of award granted is based on the level and contribution of the intended recipient, as well as our safety, financial performance and operational results.  For the awards made following review of fiscal year 2009 results, we initiated the movement of the value of long-term incentive grants to our executive officers from the 50th percentile, which has served as a reference in past years, towards the 75th percentile of the market, in view of the level of financial results achieved in fiscal year 2009 and to recognize the contributions of our executives in this respect. The movement towards the 75th percentile, while not intended to reflect a shift in our philosophy, is in line with analysis of changing competitive conditions, conclusions and recommendations provided to the Compensation Committee by L&A and based on L&A’s study of our peer group and relevant competitive information.

Change In Control and Severance Arrangements.  In order to secure the interests of our Shareholders in the event of a change-in-control of the Company by encouraging certain valued employees to remain employed with the Company during that period of financial uncertainty preceding and following a change-in-control, the Company has (a) established the Atwood Oceanics, Inc. Retention Plan for Certain Salaried Employees (the “Retention Plan”), (b) entered into Executive Agreements with Messrs. Irwin, Holland, Kelley and Quintero dated September 22, 2009, September 22, 2009, September 18, 2002, and June 1, 2008, respectively (the “Executive Agreements”), and (c) included change-in-control provisions in Mr. Saltiel’s Employment Agreement, each of which provides for payments relating to termination of employment other than for cause during a post change-in-control period.  Mr. Saltiel’s Employment Agreement also provides for payments for termination of employment without regard to change-in-control.  In connection with the planned retirements of Messrs. Irwin and Holland, the Company has also entered into Executive Retention Agreements with each of Messrs. Irwin and Holland (the “Executive Retention Agreements”) which provide for payments for termination of employment prior to the expiration of the terms of those agreements.  The below descriptions of the Retention Plan, the Executive Agreements, the Executive Retention Agreements and Mr. Saltiel’s Employment Agreement do not purport to be complete and are qualified by reference to the entire documents which have previously been filed as material agreements with the SEC.

The Retention Plan has a one-year term, is considered and adopted annually, and covers certain members of management as well as other shore-based personnel in the event of a change-in-control and generally provides that they will receive a payment if their employment is terminated other than for cause during the year following a change-in-control.  Any employee who would otherwise receive a payment under the Retention Plan, but receives other severance or other salary continuation benefits in the event of a termination of employment covered by the Retention Plan will have any such other benefits set off against any amounts due under the Retention Plan. Therefore, to the extent executive officers have Executive Agreements or an Employment Agreement and they would otherwise receive payments under the Retention Plan, such amounts would offset any amounts due under the Retention Plan.  The Retention Plan only addresses the terms of employment and compensation in the event of a termination of employment in connection with a change-in-control of the Company and not as a result of termination unrelated to such change-in-control, and payments are based upon seniority and tenure.  Payments, if any, made to senior executives under the Retention Plan would be on the same basis as other members of management in connection with a change-in-control of the Company.

The Executive Agreements for Messrs. Irwin and Holland (the “New Executive Agreement”) are substantially similar as previously in place for Messrs. Irwin and Holland as well as those for Messrs. Kelley and Quintero (the “Prior Executive Agreements”).  The differences in the New Executive Agreements and the Prior Executive Agreements are intended to reflect the entry into the Executive Retention Agreements for Messrs. Irwin and Holland discussed below, the contemplated retirement of each of Messrs. Irwin and Holland, to reflect changes in the Company’s benefits and long term incentive plans and changes in law since the execution of the Prior Executive Agreements. The Executive Agreements only address the terms of employment and compensation in the event of a termination of employment in connection with a change-in-control of the Company and not as a result of termination unrelated to such change-in-control and are intended to provide an appropriate retention incentive while balancing the value to the Company of such retention during a change-in-control transition period. The Executive Agreements have terms until July 31, 2011, for Mr. Irwin and until December 31, 2011, for Mr. Holland.  Unless notice of no further extension is provided to the executive by the Company, the Executive Agreements for Mr. Kelley and Mr. Quintero have three year evergreen terms, so that there are always three years remaining on the term.  The post change-in-control employment period is two years and six months for Mr. Irwin and one year and six months for Messrs. Holland, Kelley, and Quintero, commencing on the date of the change-in-control, which must occur during the term of the Executive Agreements.

In general, the Executive Agreements provide that if the employment of an executive is terminated by the Company without cause or by the executive for good reason during the post change-in-control employment period, the executive shall be entitled to receive any salary to the extent not yet paid as well as a pro rated bonus for the current fiscal year based upon the highest annual bonus the executive has previously received. In addition, Messrs. Irwin and Holland would receive a severance amount based upon the highest annual base salary and annual bonus received by each of them for any preceding fiscal year pro rated through the remainder of the post change-in-control employment period. Messrs. Kelley and Quintero would receive a severance amount based upon then current annual base salary and highest annual bonus pro rated through the remainder of the post change-in-control employment period. Messrs. Irwin and Holland would also be entitled to full vesting of long term stock incentives, all contributions made by the Company for the account of the executive to any pension, thrift or any other benefit plan, and all other benefits or bonuses which contain vesting or exercisability provisions or restriction periods conditioned upon or subject to the continued employment of the executive, shall become fully vested and exercisable and any restriction periods shall terminate to the extent allowed by law and the terms of any plans and arrangements governing same. Messrs. Kelley and Quintero would be entitled to full vesting of stock options.  The Executive Agreements also provide for continued benefits through the post change-in-control employment period.

Mr. Saltiel’s Employment Agreement provides for an initial term of three years, subject to an automatic two year renewal thereafter unless the agreement is terminated in accordance with its terms. Pursuant to the terms of his Employment Agreement, Mr. Saltiel is entitled to receive an annual base salary of $650,000. Mr. Saltiel shall also be eligible to receive an annual cash bonus based upon achievement of targeted performance levels upon satisfactory performance of reasonable goals and milestones (the “Target Goals”) established by the Compensation Committee. The target amount of the annual cash bonus is 85% of Mr. Saltiel’s base salary if such Target Goals are achieved; achievement beyond the Target Goals, i.e. “stretch goals”, may result in a higher annual cash bonus up to 175% of Mr. Saltiel’s base salary, and performance under Target Goals, but at a minimum level, i.e. “threshold goals”, shall result in a lower annual cash bonus, but in no event less than 20% of Mr. Saltiel’s base salary. If Mr. Saltiel is terminated by the Company pursuant to a “Qualifying Termination”, the Company shall pay Mr. Saltiel severance in an aggregate amount equal to 250% of the sum of Mr. Saltiel’s then current base salary and annual cash bonus.  A Qualifying Termination includes termination of employment as a result of a change-in-control, as well as termination without cause, termination for good reason, or termination following the Company’s failure to renew the employment term.

In light of their pending retirement, effective September 22, 2009, the Company entered into Executive Retention Agreements with each of Messrs. Irwin and Holland. The Executive Retention Agreements provide for, among other things, the continued employment by the Company of Messrs. Irwin and Holland through initial terms of July 31, 2010 and December 31, 2010, respectively. The Executive Retention Agreements are subject to automatic extension beyond their initial terms such that, unless either party gives notice prior to the expiration of the initial terms, they will automatically extend so that after the initial terms there will always be ninety days remaining in the terms, subject to earlier termination or notice that the agreements will no longer automatically extend. At the Company’s request, the executives may retire from their executive positions prior to the expiration of the term, but may continue employment with the Company in different capacities pursuant to the terms of the Executive Retention Agreements. In such event, the executives will be paid commensurately with their new positions and be entitled to benefits on the same basis as other Company employees.  Effective December 14, 2009, Mr. Irwin retired as President and Chief Executive Officer, but continues his employment with the Company.

The Executive Retention Agreements set forth the terms and conditions of termination of employment by the Company with or without cause, termination of employment by the executives for good reason, and termination of employment due to death or disability. The Executive Retention Agreements also provide for the obligations of the executives and the Company post-termination of employment, including severance payments, bonus, benefits, acceleration of vesting and termination of restriction periods with regard to long term stock incentives (to the extent allowed by law and the plans they are granted thereunder) and non-competition and non-solicitation provisions.

In general, so long as Messrs. Irwin or Holland stay thru the initial term of their respective Executive Retention Agreements, their employment is terminated by the Company without cause during the term, or they terminate their employment with the Company for cause during the term, they will be entitled to full vesting of long term stock incentives, all contributions made by the Company for the account of the executive to any pension, thrift or any other benefit plan, and all other benefits or bonuses which contain vesting or exercisability provisions or restriction periods conditioned upon or subject to the continued employment of the executive, shall become fully vested and exercisable and any restriction periods shall terminate to the extent allowed by law and the terms of any plans and arrangements governing same.

If Messrs. Irwin or Holland are asked to retire by the Company during the term from their executive positions and their employment is not continued, they will be entitled to payments under the Executive Retention Agreements as if their employment were terminated by the Company without cause. If the Company terminates the employment of Messrs. Irwin or Holland without cause during the term or either of them terminate their employment with the Company for cause, they will be entitled to receive all salary to the extent not then paid thru the date of termination, severance equal to the amount of salary otherwise then due thru the remainder of the term, 100% of their bonuses for fiscal years 2009 and 2010 to the extent not yet paid regardless of whether such fiscal year is complete at the time of termination, and pro rata bonus for subsequent fiscal years thru the date of termination of employment. In addition, for so long as allowed by such plans the Company shall continue the participation of the executive at executive’s expense in all life, accident, disability, medical, dental and all other health plans maintained by the Company for its senior executives.

With respect to the Executive Agreements, in prior years including fiscal year 2008, the Compensation Committee considered compensation consultant surveys and reviewed the amounts payable by its peer group to similarly situated executives in the event of a termination of employment in connection with a change-in-control.  During fiscal year 2009, the Compensation Committee relied on these prior year surveys as, in its determination, there had been no substantive changes in this type of compensation from the prior fiscal year, but decided that the Company should enter into new Executive Agreements with Messrs. Irwin and Holland to address their planned retirements as discussed above.  Following discussions and negotiations of certain terms with the executives and consideration of the compensation consultant surveys, the Compensation Committee set the amounts payable in connection with termination of employment during a post change-in-control period pursuant to the Executive Agreements at their respective times of execution.  With respect to the Retention Plan, the Compensation Committee again relied on fiscal year 2008 compensation consultant surveys and arrangements of other members of its peer group to determine what it believes is competitive for payments to similarly situated employees and accordingly set the amounts payable in the event of a termination of employment during a change-in-control employment period pursuant to the Retention Plan.

The Compensation Committee feels that the change-in-control provisions in the Executive Agreement and the Retention Plan help minimize turnover of our executive talent and ensure that our executives’ attention remains focused on the Company’s and our Shareholders’ interests.  The payment provisions in the Executive Agreements are meant to provide the relevant executive an appropriate retention incentive while balancing the value to the Company of such retention during a change-in-control transition period.   The payment provisions in the Retention Plan are similarly structured.  As a result, the more senior a participant and the longer his or her tenure, the greater the retention payment under the Retention Plan.  We believe that seniority and tenure are reflective of the value of our executive talent and services to the Company during a change-in-control transition period.  The change-in-control provisions in Mr. Saltiel’s Employment Agreement were negotiated in connection with his election as President and Chief Executive Officer, and based upon compensation consultant surveys, the Compensation Committee is satisfied that the provisions are both competitive and appropriate in light of the current marketplace. The benefits payable under the Executive Agreements and the Retention Plan for Messrs. Irwin, Holland, Kelley and Quintero with regard to termination of employment in a post change-in-control employment period did not influence the Compensation Committee’s decisions with regard to other compensation elements.  Benefits relating to change-in-control payable to Mr. Saltiel pursuant to his Employment Agreement and the Retention Plan were considered as part of his overall compensation package.

When determining amounts payable under the Executive Retention Agreements as well as under Mr. Saltiel’s Employment Agreement for termination of employment for other than with regard to change-in-control, the Compensation Committee once again relied upon compensation consultant surveys in its negotiations with the relevant executives, taking into account the relevant position of each of Messrs. Irwin, Holland and Saltiel, market conditions, and succession planning considerations.  The Compensation Committee is satisfied that these provisions are both competitive and appropriate in light of the current marketplace.

In the event of a change-in-control, any outstanding stock incentives granted to any participant (including our senior executives) under the 2007 Plan or any prior stock incentive plans are immediately fully vested, fully earned and exercisable.  Further, in the case of restricted stock, any restriction period terminates immediately.  We believe our senior executives should receive the same treatment as other participants in this regard.  Other than the Retention Plan, the Executive Agreements, the Executive Retention Agreements and the Employment Agreement with Mr. Saltiel, there are no severance agreements or other similar arrangements with our executive officers.

 For further information regarding our change-in-control arrangements see “Potential Payments upon Termination or Change-In-Control” on page 41 of this proxy.

Perquisites.  The Company provides each of our named executive officers the benefit of membership to a designated luncheon and exercise facility, subject to their personal election.

Benefits.  The named executive officers are eligible to participate in the Company’s other benefit plans on the same terms as other employees, except for (1) an increase in medical and life insurance benefits provided by the Company to the named executive officers and (2) participation, along with other executive officers and certain senior management personnel, in the non-qualified Benefits Equalization Plan, a program that allows for tax-deferred contributions in excess of the allowable amounts permitted under our normal retirement savings plan, or 401(k) plan.

The 401(k) plan is a defined contribution plan qualified under the applicable provisions of the Internal Revenue Code and employee contributions are matched by the Company up to 10% of the first 5% of salary contributed by the employee.

The benefits provided through elective participation in the Benefits Equalization Plan are secured through a Rabbi Trust in line with the provisions of the plan and all vested amounts must be withdrawn in a participant’s elective period not to exceed ten years commencing six months after termination of employment.

The increased medical and life insurance benefits offered to our named executive officers respond to competitive considerations and to the importance of each of them to our long term success.

ANALYSIS

In determining executive compensation for fiscal year 2009, as noted above, the Compensation Committee relied upon:

▪	the evaluation of fiscal year results against approved Company goals and metrics and assessment of individual performance;
▪	competitive peer group and metrics peer group information furnished by L&A;
▪	consideration of the elements of our compensation package and their mix in the value of total direct compensation; and
▪	Compensation Committee discretion, as appropriate.

Base Salary

We set base salaries on a calendar year basis for administrative ease in accordance with our normal payroll practices.  When setting base salaries for calendar year 2010, which are effective January 1, 2010, notwithstanding the fact that our fiscal year 2010 began October 1, 2009, the Compensation Committee generally considered individual performance and competitive information provided by L&A relative to the 50th percentile of the benchmark data, including an overall 5% upward market movement.  In general, the salaries for benchmark positions comparable to those of our named executive officers represent, at the 50th percentile of comparative competitive norms, about 31% of the overall total direct compensation and we seek to maintain a close relationship with this proportion for our executive officers.  We believe that the base salary levels set for our executive officers support the objectives of our compensation program.  Overall, salary increases for the named executive officers as a group who were with the Company in fiscal year 2009 were set in the range of 4.0 to 4.5 percent as follows:

Name	Title	Calendar Year 2010 Salary	Percent Increase from FY 2009
John R. Irwin	President and Chief Executive Officer1	$524,200	4.0%
Robert J. “Rob” Saltiel	President and Chief Executive Officer2	$650,000	- -
James M. Holland	Senior Vice President and Chief Financial Officer	$309,300	4.5%
Glen P. Kelley	Senior Vice President Marketing and Administration	$298,100	4.0%
Alan Quintero	Senior Vice President Operations	$285,300	4.0%
Ronnie L. Hall	Vice President Operations	$254,500	4.0%

1    Mr. Irwin was President and Chief Executive Officer at the time his calendar year 2010 salary was set, but has since retired effective December 14, 2009.  He continues to be an employee of the Company and receives his calendar year 2010 salary pursuant to the terms of his Executive Retention Agreement.

2    Mr. Saltiel was elected as President and Chief Executive Officer of the Company effective December 15, 2009, after the end of fiscal year 2009 and began receiving his calendar year 2010 salary on that date.

Discretionary Annual Incentive Bonus

Relative to the performance measures applied across the organization in fiscal year 2009 and which are considered for annual incentive bonus determinations, the following steps were generally followed:

Step 1:  Approval of Company Goals and Metrics.

Recommendations were made by the President and Chief Executive Officer at the beginning of fiscal year 2009 for the Company’s goals and metrics, and these recommendations were subsequently reviewed as appropriate and endorsed by the Compensation Committee.  The approved goals and metrics underscore our continued commitment to safety leadership, to drive operational performance in line with customers’ expectations and to deliver financial performance that compares favorably with that of peer companies in the industry over time.  For each performance measure, the Compensation Committee established appropriate metrics and specific targets for those metrics as shown below and each metric was associated with a minimum threshold level, a target level and a stretch level of possible achievement.  Each performance measure also was assigned a weight to reflect the priorities adopted by the Compensation Committee to balance the focus on achieving our goals while continuing to operate our fleet at the highest standards.

PERFORMANCE MEASURES	METRICS	FISCAL YEAR 2009			WEIGHT
		Threshold	Target	Stretch
Safety, Health, Environment and Security	The number and severity of safety, operational and/or security incidents, with primary focus on recordable incidents measured against the industry benchmark of geographically-weighted offshore Total Recordable Incident Rate ( “TRIR” ) and on year-to-year trends	TRIR 1.06	TRIR 0.9	TRIR 0.64	25%
Financial Performance	EBITDA – Pro-forma earnings before Interest, Taxes, Depreciation and Amortization (in Millions)	$286	$358	$448	25%
	ROE – Return on Equity	25%	29%	35%	10%
	Comparative financial results against the performance of industry peers, with primary focus on ROE, Operating Margins, Income Tax Rate and Stock Price Performance	3rd Quartile	Top Half	1st Quartile	15%
Operational Performance	Includes rig downtime and rig utilization. Primary focus on Total Downtime (TD) as percentage of total operational hours	TD < 3.5%	TD 2.5%	TD < 1.5%	10%
		100% Rig Utilization
Individual Objectives	As approved by the Compensation Committee, including recommendations from the President and Chief Executive Officer relative to individual objectives for other executive officers				15%

For benchmark comparison purposes in fiscal year 2009, the Compensation Committee evaluated the above measures for financial performance against the following “metrics peer group”: Diamond Offshore Drilling, Inc.; ENSCO International, Inc.; Noble Corporation; Pride International, Inc.; Rowan Companies, Inc.; and Transocean, Ltd.  The Compensation Committee believes that each of these companies is associated with revenue levels that may be significantly higher than the Company’s, as well as with substantially larger rig fleets and with greater market capitalization.  However, the Compensation Committee has considered the fundamental features of their rig operations, safety focus, client services, competitive conditions and financial drivers as providing adequate and consistent references to select them as valid comparators for the purpose of evaluating comparative financial performance.

In connection with the establishment of the above measures and after consideration of information provided by L&A regarding the metrics peer group and the Compensation Committee’s own determination of appropriate incentives targets to encourage achievement of such measures, the Compensation Committee established bonus target multipliers of calendar year base salary tied to achievement of the threshold, target or stretch level.  Calendar year base salary was used for administrative ease as that is the amount generally used for determination of bonuses for our employees and payroll is based upon a calendar year.  The multipliers for the named executive officers are as follows:

MULTIPLIER OF 2009 CALENDAR YEAR BASE SALARY FOR EACH NAMED EXECUTIVE OFFICER(A)
Metrics Achievement Level	John R. Irwin	James M. Holland	Glen P. Kelley	Alan Quintero	Ronnie L. Hall
Threshold	20%	15%	10%	10%	10%
Target	85%	65%	65%	55%	45%
Stretch	175%	150%	150%	125%	110%

(A)           2009 Calendar year base salaries for each of the named executive officers who were employed in fiscal year 2009 are as follows:

John R. Irwin	$504,000
James M. Holland	$296,000
Glen P. Kelley	$286,600
Alan Quintero	$274,300
Ronnie L. Hall	$244,700

To determine a particular metric calculation, the Compensation Committee determined whether the Company had met the threshold, target or stretch level and then used the multiplier of calendar year base salary for each executive officer, based upon the level achieved.  For example, in the case of Mr. Irwin, if a metric measure weighted at 25% was met at the stretch level, then, 25% of the calculation of the metrics-based portion of his bonus would be based upon 175% of his 2009 base salary.

In the case where a metric was in between achievement levels, the Compensation Committee made an incremental adjustment.  For example, where the target level was exceeded, but the stretch level was not obtained, the difference between the two levels was calculated as a percentage and multiplied by the difference in the multiplier of base salary between the two levels.  That additional amount was added to the bonus amount determined for achievement of the target level.  For example, in the case of Mr. Irwin, if a metric measure exceeded the target by 10%, but did not achieve the stretch measure, the overall incremental amount above the calculation for achievement of the target would be 9% calculated as 10% multiplied by 90 (175 less 85).

Step 2: Evaluation of Performance Results Relative to Company Approved Goals and Metrics.

The Compensation Committee established targets for the approved strategic performance metrics and reviewed the Company’s overall performance against those targets as follows:

Safety, Health, Environment and Security

Total Recordable Incident Rate.  Our target TRIR for fiscal year 2009 was set at 0.9 which was lower than the average reported by the International Association of Drilling Contractors (“IADC”) and full achievement of this target was assigned an overall weight of 25%.  We concluded fiscal year 2009 with 14 recordable incidents, representing an increase of 17% over the previous year and an overall TRIR of 0.92, slightly over the approved target but below the comparable industry benchmark of 0.94, which in turn reflects the combined IADC rate for the geographical offshore regions where our drilling units operate.  As the TRIR achieved was slightly over the approved target amount, the specific target bonus amount attributable to this metric was decreased by 19% of the difference between target and threshold in line with the calculation method discussed above for each named executive officer.

Financial Performance

EBITDA. The EBITDA target for fiscal year 2009 was $358,000,000 with an overall weight of 25% assigned to full achievement of this target.  We achieved actual EBITDA of $334,000,000 representing about 7% below the approved target, but exceeding the results achieved in the previous fiscal year by 20% and reflecting another fiscal year of record financial performance, despite challenging and volatile industry conditions and amidst the worst economic slump experienced in the United States in decades.  As the EBITDA achieved was above the threshold but missed the approved target amount, the Compensation Committee decreased proportionately the specific target bonus amount attributable to this metric by 40% of the difference between target and threshold in line with the calculation method discussed above for each executive officer.

Return on Equity.  Having considered competitive conditions, the overall economic environment, the financial commitments made by the Company relative to the new-build projects and other factors, the ROE target of 29% set for fiscal year 2009 was intended to maintain the positive level of performance achieved in the previous year.  Achievement of this target was given an overall weight of 10%.  We posted actual ROE of 26% for fiscal year 2009, which was slightly above the threshold but approximately 10% below the approved target and 13% under the level of ROE achieved in fiscal year 2008.  As ROE was slightly above threshold, but below the target amount, the specific target bonus amount attributable to this metric was adjusted down by 75% of the difference between target and threshold in line with the calculation method discussed above for each executive officer.

Comparative Financial Results.  For fiscal year 2009, the Compensation Committee selected ROE, operating margins, income tax rate and stock price performance for the purpose of comparing the Company with our metrics peer group.  The overall target was set at a level reflecting the performance of the top half of the metrics peer group.  An aggregate weight of 15% was assigned to full achievement of this target.  Actual fiscal year 2009 results maintained the Company in an overall favorable position when compared against industry peers on ROE (we achieved ROE of 26% and ranked #3 of 7 companies), stock price performance (we posted a negative stock price change of 3.1% and ranked #2 of 7 companies), income tax rate (we posted 15.7% achieved income tax rate and ranked #1 of 7 companies) and lower-than-target levels of operating margins (we achieved operating margins of 62.4% and ranked #4 of 7 companies).  The Compensation Committee reviewed the combined comparative financial results and, based upon achievement of an overall level higher than approved target performance, adjusted upward the full bonus amount attributable to this metric by 50% of the difference between target and stretch amount in line with the calculation method discussed above for each executive officer.

Operational Performance

Rig Downtime and Rig Utilization.  Rig downtime is measured generally in terms of the combined number of operating hours paid at repair and at zero rate, excluding periods involving planned maintenance, operational incidents, inspections and certain other periods not within management’s control, as a proportion of total operational hours for the fiscal year.  Certain customer sources have established downtime standards of approximately 2% for bottom-supported rigs and of approximately 4% for floating rigs.  We have a mix of bottom-supported and floating rigs.  The Compensation Committee set a downtime target of 2.5% and a utilization target of 100% and assigned a weight of 10% to full achievement of these targets.  We achieved 85% rig utilization in fiscal year 2009, below the level achieved in fiscal year 2008, and downtime was 1.83% of total operational hours, which represented a significant decrease from the 2.65% downtime recorded in fiscal year 2008 and the results remained better than target by approximately 27%.  Rig utilization achieved was below the target and consideration was given to the general decline in rig utilization in the industry and related softness in the demand side of the global offshore drilling market as well as to the continuing efforts made by our management to improve the backlog situation.  As the overall rig downtime percentage achieved was between approved target and stretch measures, the Compensation Committee increased the bonus amount attributable to this metric by 59% of the difference between the target and stretch amount in line with the calculation method discussed above for each executive officer.

Company Results

At the end of fiscal year 2009, the Compensation Committee completed its evaluation of our results and the weighing of metrics discussed above to ensure that the formula-driven incentive bonus determinations intended to reward performance and contributions of our executive officers were appropriate and commensurate with the accomplishments posted.  In addition, the Compensation Committee reviewed the market survey information provided by L&A to ensure that the incentive bonus amounts resulting from this evaluation fully support our compensation philosophy and are closely aligned with shareholder interests.

Throughout fiscal year 2009, we held our own in challenging business conditions, posting increased operating revenues and a historical level of financial performance.  We remained focused on the delivery of the objectives set for the year, while responding to heightened expectations of rigorous execution in a rapidly evolving operating environment. Notable fiscal year 2009 achievements included:

•
EBITDA rose by 20% from the previous year; rig utilization was lower than the target set for the year, yet encouraging in the context of volatile and uncertain competitive conditions, a downward trend in the global jack-up rig market, a weak mid-water market and an increasingly cautious outlook in the deep-water segment of the industry;

•
the new-build ultra premium jack-up ATWOOD AURORA commenced operations under a two-year contract following delays due to weather conditions that had a negative impact on the final commissioning process and rig placement and a longer than expected period for completing the commissioning;

•	we continued to make good progress on the construction of the ATWOOD OSPREY and the A-11;

•
the number of recordable safety incidents increased by 2 from the previous fiscal year but we achieved a TRIR of 0.92, below the previous year’s figure and closely approaching the target established for the year;

•	there were no environmental incidents or security incidents posted in fiscal year 2009;

•	total downtime remained better than target and a lower level compared to the results of the previous four years;

•
we continued to strengthen the Company’s balance sheet by executing a major credit facility at a time when the world’s financial and banking markets suffered an unprecedented downturn and we continued to exceed market expectations on operating results; and

•	we were ranked in Fortune’s 100 Fastest Growing Companies in America and in Forbes’ 100 Best Mid-Cap Stocks in America.

The incentive bonus amounts awarded to each named executive officer for the formula-based portion of the bonus (other than with regard to individual objectives which are discussed below) are as follows:

John R. Irwin	James M. Holland	Glen P. Kelley	Alan Quintero	Ronnie L. Hall
$204,561	$97,354	$90,630	$72,425	$57,360

See below for information regarding the individual performance and related bonus determinations.

Step 3: Review of Individual Performance.

At the beginning of fiscal year 2009, John R. Irwin, then President and Chief Executive Officer, made recommendations to the Compensation Committee relative to the individual objectives for each executive officer other than himself based upon the responsibilities assigned to each executive.  These objectives guided the actions and initiatives taken by the executive officers to benefit our long-term goals and included both objective factors such as the executive officer’s role in achieving the goals and metrics considered in the formula-based portion of the bonus discussed above and discretionary factors such as executive development and succession, employee satisfaction, and reputation among customers.  The Compensation Committee sets the individual objectives for the President and Chief Executive Officer.  The full achievement of individual objectives was given a weight of 15% with regard to the formula-based portion of the incentive bonus and a weight of 50% with regard to the discretionary portion of the incentive bonus.

In evaluating individual executive officer results for both the formula-based portion and the discretionary portion of the incentive bonus, as appropriate, and pursuant to specific compensation determinations under the approach adopted by the Compensation Committee, the Compensation Committee also gave consideration to relevant factors such as the industry environment, the degree of difficulty in achieving distinctive performance, talent retention, our image within the industry and reputation among our customers, the degree of responsibility and position each executive officer holds within the Company, time in position and individual career potential.

See below “Chief Executive Officer Compensation” for a discussion of Mr. Irwin’s compensation.

Mr. Holland

In his capacity as Chief Financial Officer and Senior Vice President, Mr. Holland is primarily responsible for financial matters such as establishing cash flow and earning estimates, and maintaining internal financial controls and other associated matters that affect our ability to meet financial, taxation, reporting and compliance targets, requirements, and commitments.  Individual objectives applicable to him for fiscal year 2009 included:

1.	the efficient and effective management of the Company’s cash position, debt and banking relationships;
2.	achieving cash flow, earning estimates and other financial targets;
3.	effective management of receivables;
4.	successfully representing the Company to the investment community;
5.	meeting analysts’ quarterly earnings estimates;
6.	satisfying all corporate requirements relative to compliance, audit, reporting and taxation; and
7.	implementing leadership development initiatives and plans for succession.

Mr. Holland ensured the delivery of significant shareholder value by assisting the Company in meeting its financial targets, by exceeding analysts’ quarterly earnings estimates, and by successfully representing the Company to the investment community.  He managed banking relationships efficiently, and made measurable progress on career development plans for the General Manager, Financial Services, who was promoted to Vice President and Controller during fiscal year 2009.  Mr. Holland exceeded expectations relative to requirements on compliance, audit, reporting and taxation.  For the individual objectives metric in the formula-based portion of the bonus, the Compensation Committee considered the first three objectives listed above and determined Mr. Holland should receive 6.3% of the bonus amount attributable to this metric.  The Compensation Committee considered, among other factors, the remaining objectives established for Mr. Holland for fiscal year 2009 and the ongoing support that Mr. Holland provides to the Board of Directors in his capacity as Corporate Secretary, and determined Mr. Holland should receive 152% of the discretionary portion of his bonus.  The Compensation Committee considered these results and, upon review of Mr. Holland’s performance and the input received from Mr. Irwin, positioned Mr. Holland’s bonus at a combined multiple of 1.3 times his target amount.  The Compensation Committee recommended to the Board of Directors, and the Board of Directors approved, a total annual incentive bonus to Mr. Holland of $250,000, which includes both the formula-based portion and the discretionary portion of the bonus determination.

Mr. Kelley

Mr. Kelley, Senior Vice President, Marketing and Administration, is primarily responsible for contractual and marketing matters that affect operational targets including rig utilization and operating margin.  His individual objectives for fiscal year 2009 included:

1.	ensuring successful contract results for the ATWOOD SOUTHERN CROSS, VICKSBURG, ATWOOD BEACON and RICHMOND with utilization of 90% or greater for the ATWOOD SOUTHERN CROSS;
2.	managing risk coverage and insurance programs pursuant to the Company’s contract activities;
3.	maintaining a positive reputation for the Company with clients and other stakeholders;
4.	achieving measurable progress relative to succession plan, including back-ups for key roles under his purview;
5.	ensuring effective management of receivables;
6.	satisfying all expectations relative to global client relationships, contracts and marketing efforts; and
7.	evaluating opportunities for single or multiple rig acquisitions of potential interest and viability, and make recommendations as appropriate.

Mr. Kelley made considerable progress towards but did not satisfy all expectations relative to contract results for those rigs experiencing idle days during fiscal year 2009.  Short term contracts were secured for the VICKSBURG, ATWOOD BEACON and RICHMOND and efforts to secure contract results for the ATWOOD SOUTHERN CROSS continued through the end of fiscal year 2009.  Mr. Kelley exceeded expectations relative to the successful administration of insurance programs and maintaining good relations with clients, insurers, agents and brokers, and also exceeded expectations on maintaining a positive reputation for the Company with clients and other stakeholders.  He met expectations on the effective management of receivables but did not achieve the expected progress relative to succession planning.  For the individual objectives metric in the formula-based portion of the bonus, the Compensation Committee considered the first four objectives listed above and determined Mr. Kelley should receive 4.8% of the bonus amount attributable to this metric.  The Compensation Committee considered the remaining objectives as well as other factors, and determined Mr. Kelley should receive 123% of the discretionary portion of his bonus.  The Compensation Committee considered these results and, upon review of Mr. Kelley’s performance and the input received from Mr. Irwin, positioned Mr. Kelley’s bonus at a combined multiple of 1.13 times his target amount.  The Compensation Committee recommended to the Board of Directors, and the Board of Directors approved, a total annual incentive bonus to Mr. Kelley of $210,000, which includes both the formula-based portion and the discretionary portion of the bonus determination.

Mr. Quintero

For fiscal year 2009, Mr. Quintero’s individual objectives, in his capacity as Senior Vice President, Operations, included:

1.
effective execution of the ATWOOD OSPREY and ATWOOD AURORA projects in terms of budget, delivery, mobilization and start-up, including timely delivery of the ATWOOD AURORA and successful startup with less than 4% downtime in fiscal year 2009;

2.
partnering effectively with the Company’s leadership team, especially in safety initiatives and operations manning efforts in support of the construction of the ATWOOD OSPREY and A-11 to ensure full alignment;

3.
achieving positive overall fleet financial, safety and operational results with particular focus on improving results from the previous fiscal year relative to equipment performance and  achieving TRIR target of 0.9;

4.	ensuring effective implementation of organization changes and successful communications across the various areas of the organization;
5.	developing future business growth opportunities for the Company, including for the ATWOOD OSPREY and the A-11 projects;
6.	maintaining a positive reputation for the Company with clients and other stakeholders; and
7.	leadership development activities.

Mr. Quintero met some but not all expectations on ensuring efficient delivery, mobilization and start-up of the ATWOOD AURORA, which commenced operations under a two-year contract offshore Egypt following delays due primarily to weather conditions that had a negative impact on the final commissioning process and rig placement and a longer than expected period for completing the commissioning.  Mr. Quintero exceeded expectations on fleet downtime performance and also exceeded results relative to workforce planning and alignment of rig manning and employee development activities to ensure positive morale and talent attraction and retention throughout the operations department.  As part of his oversight and coordination of operations, technical services and engineering departments and as a leadership activity, he continued to provide leadership to a team of managers evaluating the feasibility of improvements under consideration for our global information technology infrastructure.  Under Mr. Quintero’s leadership and coordination, a team of Company executives and functional professionals completed a study to determine and recommend the best course of action to pursue, evaluate and design implementation steps for a global, integrated information technology platform for the Company (the “ERP feasibility study”). Upon satisfactory completion of the ERP feasibility study, plans for the implementation of a global integrated solution were delayed by the Board of Directors.  Mr. Quintero made considerable progress in developing a strategy for the A-11 and remained fully focused on building strong relationships with clients and other stakeholders.  For the individual objectives metric in the formula-based portion of the bonus, the Compensation Committee considered the first four objectives listed above and determined Mr. Quintero should receive 4.2% of the bonus amount attributable to this metric.  The Compensation Committee considered the remaining objectives as well as other factors, and determined Mr. Quintero should receive 128% of the discretionary portion of his bonus.  The Compensation Committee considered these results and, upon review of Mr. Quintero’s performance and the input received from Mr. Irwin, positioned Mr. Quintero’s bonus at a combined multiple of 1.12 times his target amount.  The Compensation Committee recommended to the Board of Directors, and the Board of Directors approved, a total annual incentive bonus to Mr. Quintero of $180,000, which includes both the formula-based portion and the discretionary portion of the bonus determination.

Mr. Hall

Mr. Hall, in his position as Vice President, Operations, provides leadership to fleet operations, ensuring the successful attainment of approved safety, financial, rig utilization and personnel related objectives and targets.  His individual objectives for fiscal year 2009 included:

1.	acting as the champion for safe operations;
2.	ensuring achievement of minimum zero-rate downtime and operational incidents and maintaining overall downtime rate of 2.5 or better;
3.	continue to implement steps to achieve TRIR of 0.9 or better including improvement in systems, incident prevention, training and supervisory skills development;
4.	filling key positions in rig operations and operations support and achieving measurable progress on succession and building bench strength throughout the field operations organization;
5.	achieving overall fleet financial results relative to operational and manning costs;
6.
building effective relationships with other departments, with special focus on achieving expected results in full alignment with separate goals adopted for fiscal year 2009 by the Safety, Health, Environmental and Security (SHE&S) department and by the Marketing and Administration department, which goals include implementation of safety programs and initiatives and satisfaction of client requirements that are critical to the efficient performance of the fleet;

7.	driving operational excellence to achieve positive feedback on rig performance and personnel from key clients; and
8.	maintaining a positive reputation for the Company with clients and other stakeholders.

Mr. Hall exceeded expectations relative to downtime and operational incidents.  His efforts to champion safety led to achievement of TRIR of 0.92 and the overall rig downtime rate was maintained below target, exceeding expectations in this respect.  The fleet posted no operational incidents in fiscal year 2009.  Mr. Hall exceeded expectations in his role as the champion of safe operations and he made progress towards filling key positions in operations and operations support.  A major initiative was launched under Mr. Hall’s sponsorship to deliver a customized supervisory development program.  Mr. Hall remains focused on building effective relationships with SHE&S and with Marketing and Administration and he established a development plan for the Senior Manager, International Business Development, in conjunction with the Senior Vice President, Marketing and Administration.  Mr. Hall also made significant contributions to the progress made by the Company towards the successful completion and delivery of the ATWOOD OSPREY.  For the individual objectives metric in the formula-based portion of the bonus, the Compensation Committee considered the first four objectives listed above and determined Mr. Hall should receive 4.4% of the bonus amount attributable to this metric.  The Compensation Committee considered the remaining objectives as well as other factors, and determined Mr. Hall should receive 127% of the discretionary portion of his bonus.  The Compensation Committee considered these results and, upon review of Mr. Hall’s performance and the input received from Mr. Irwin, positioned Mr. Hall’s bonus at a combined multiple of 1.18 times his target amount.  The Compensation Committee recommended to the Board of Directors, and the Board of Directors approved, a total annual incentive bonus to Mr. Hall of $130,000, which includes both the formula-based portion and the discretionary portion of the bonus determination.

The following table sets forth the total fiscal year 2009 bonus amounts for each named executive officer based upon the formula-based portion, broken down into Company-wide goals and metrics versus individual objectives, and the discretionary portion of the bonus.

COMPONENTS OF THE ANNUAL INCENTIVE BONUS
Executive Officer	Formula-based Component		Discretionary Component	Total Bonus Amount
	Company-wide Goals and Metrics	Individual Objectives
John R. Irwin	$204,561	$9,639	$316,800	$531,000
James M. Holland	$97,354	$6,546	$146,100	$250,000
Glen P. Kelley	$90,630	$4,570	$114,800	$210,000
Alan Quintero	$72,425	$3,175	$104,400	$180,000
Ronnie L. Hall	$57,360	$2,640	$70,000	$130,000

Step 4:  Incentive Bonus Determinations.

To arrive at the formula-based portion of the bonus amounts, the value achieved by the Company on each metric as a proportion of target was multiplied by the weight factor and the resulting figure was used as a multiplier applied to 50% of the bonus target established for each individual executive officer.  The final formula-based portion of the bonus resulting from the evaluation of the Company’s results ranged from a minimum of 40% to a maximum 46% of the 50% of the bonus target.  The discretionary portion based upon subjective measures for each individual named executive officer ranged from a minimum of 54% to a maximum 60% of the 50% of the bonus target. The amount and relative percentages for the formula-based and discretionary portions of the total incentive bonus for each of the named executive officers for fiscal year 2009 are as follows:

COMPONENTS OF THE ANNUAL INCENTIVE BONUS
Executive Officer	Formula-based Component		Discretionary Component		Bonus Amount
John R. Irwin	$214,200	40%	$316,800	60%	$531,000
James M. Holland	$103,900	42%	$146,100	58%	$250,000
Glen P. Kelley	$95,200	45%	$114,800	55%	$210,000
Alan Quintero	$75,600	42%	$104,400	58%	$180,000
Ronnie L. Hall	$60,000	46%	$70,400	54%	$130,000

By adding the formula-based portion and the discretionary-based portion, the final multiple of target was determined, and incentive bonus awards ranged from a multiple of 1.13 times the bonus target to a multiple of 1.30 times the bonus target (rounded to the nearest $ thousand) as follows:

Name	Title	Incentive Bonus Awarded in December 2009	Bonus as Multiple of Target
John R. Irwin	President and Chief Executive Officer1	$531,000	1.24
James M. Holland	Senior Vice President and Chief Financial Officer	$250,000	1.30
Glen P. Kelley	Senior Vice President Marketing and Administration	$210,000	1.13
Alan Quintero	Senior Vice President Operations	$180,000	1.19
Ronnie L. Hall	Vice President Operations	$130,000	1.18

1    Mr. Irwin retired as President and Chief Executive Officer on December 14, 2009, which was after the end of fiscal year 2009.

Step 5.  Alignment with Competitive Market Norms.

The Compensation Committee’s incentive bonus recommendations were endorsed by L&A based upon its review of relevant competitive information, including analysis of incentive and performance-related bonus amounts paid by our peer group for comparable jobs at the 50th percentile level and of the proportion represented by bonus amounts in the total direct compensation for each benchmarked job.  The bonus amounts recommended by the Compensation Committee are set in close alignment with the 50th percentile of the market data and the proportion represented by the bonus amounts as a percentage of the total direct compensation remains closely correlated and within the overall competitive range.  The Compensation Committee believes that the recommended fiscal year 2009 incentive bonus awards support the objectives of our compensation program.

Long Term Stock Incentive Awards

The Compensation Committee also awarded restricted stock and stock options to our executive officers in line with competitive market norms.  These awards were primarily designed to tie a portion of each executive officer’s compensation to long-term future performance of the Company and to support the philosophy adopted by the Compensation Committee.  The grants were made using as a reference the value of competitive grants at the 50th and 75th percentiles of the market, with the objective of moving the value of the grants generally towards the 75th percentile as recommended by L&A based in part on the financial results that the Company has achieved, making the overall value of total direct compensation for benchmark jobs comparable to those held by executive officers in our peer group, per the information provided to the Compensation Committee by L&A.

The Compensation Committee set the individual grant values to reflect (a) the level of responsibility of each executive officer and his potential impact on long term success of the business, (b) the intent to encourage distinctive levels of long term performance and contributions, (c) talent retention considerations as appropriate, and (d) time in position.  To calculate the number of shares to be granted, this dollar value was allocated to restricted stock and stock options on a one-to-one ratio.  The number of shares of restricted stock was obtained by dividing an amount equal to 50% of the combined dollar value of the grant by the price.  The number of shares underlying the stock option resulted from dividing an amount equal to 50% of the combined dollar value of the grant by the Black-Scholes value applicable to the price.  Upon calculation of the total number of shares for each executive officer, all actual grants were made with all shares priced at the fair market value on the date of grant.

We consider stock ownership by management through stock-based compensation arrangements beneficial in aligning management’s and Shareholders’ interest, and the value of these awards will increase or decrease based upon the future price of our common stock.  In accordance with the 2007 Plan, restricted stock granted to the named executive officers vests 100% at the end of the third year from the date of grant, while non-qualified stock options vest 25% each year, with 100% vesting at the end of four years from the date of grant.

The Compensation Committee recommended granting long-term incentive awards to our named executive officers as follows:

Name	Shares Underlying Stock Options Awarded in December 2009	Grant Date Value of Stock Option Awards in December 2009	Shares of Restricted Stock Awarded in December 2009	Grant Date Value of Restricted Stock Awarded in December 2009	Total Underlying Shares
John R. Irwin	40,595	$600,000	16,811	$600,000	57,406
James M. Holland	22,530	$333,000	9,330	$333,000	31,860
Glen P. Kelley	17,997	$266,000	7,453	$266,000	25,450
Alan Quintero	16,069	$237,500	6,655	$237,500	22,724
Ronnie L. Hall	14,378	$212,500	5,954	$212,500	20,332
TOTAL	111,569	$1,649,000	46,203	$1,649,000	157,772

Chief Executive Officer Compensation

For Mr. Irwin, in his capacity as President and Chief Executive Officer, the Compensation Committee established a number of individual objectives and initiatives for fiscal year 2009, including:

1.
securing contract commitments for the ATWOOD SOUTHERN CROSS, VICKSBURG, ATWOOD BEACON and the RICHMOND in conjunction with achieving a high level of fleet utilization and maintaining an actual downtime rate of 2.5% or better;

2.	leading the construction of the ATWOOD OSPREY and A-11 to achieve expected costs and meet approved schedules, identify risks and manage them as appropriate;
3.	achieving fully the cash flow, earnings estimates and other financial targets set by the Board of Directors;
4.	achieving the best-ever fleet-wide safety results and developing a strong full capability SHE&S department;
5.	identifying and implementing steps to achieve TRIR target or better;
6.	filling key positions in, and achieving goals of the Board of Directors relative to, executive development and succession;
7.
satisfying all expectations relative to global client relationships, contracts, and marketing efforts as well as in representation of the Company before clients, market analysts and other stakeholders; and

8.	ensuring that the ERP feasibility study has a robust plan and management for costs, schedule, accountabilities and delivery.

Under Mr. Irwin’s leadership, the Company achieved the cash flow, earnings estimates and accomplished other financial expectations set by the Board of Directors for fiscal year 2009 with an overall downtime rate of 1.83%.  In fiscal year 2009, the ATWOOD AURORA was completed and delivered.  Mr. Irwin made progress towards but did not satisfy all expectations relative to contract results for those rigs experiencing idle days.  Short term contracts were secured for the VICKSBURG, ATWOOD BEACON and RICHMOND and efforts to secure contract results for the ATWOOD SOUTHERN CROSS continued through the end of fiscal year 2009.  Key clients provided positive feedback on rig performance and the Company filled key positions in marketing and administration, operations, internal audit, and other departmental areas.  In fiscal year 2009, the Company continued to make good progress on the construction of the ATWOOD OSPREY and A-11, a new dynamically positioned ultra-deep water semi-submersible rig.  The Company delivered in fiscal year 2009 an increase of 20% in EBITDA over the previous fiscal year, an overall TRIR of .92 and rig utilization of 85% in the midst of considerable deterioration in key segments of the offshore drilling market and volatile competitive conditions. Mr. Irwin participated in the implementation of a leadership succession process undertaken by the Board of Directors and in the search for a new President and Chief Executive Officer for the Company, but did not meet all expectations on achieving the expectations set by the Board of Directors for succession relative to certain key positions.  Under Mr. Irwin’s leadership, the Company’s Australian subsidiary successfully completed negotiations for a collective agreement that will ensure a union-free environment for the ATWOOD EAGLE and the ATWOOD OSPREY for 5 years.  Upon satisfactory completion of the ERP feasibility study by a team functioning under Mr. Irwin’s oversight, the implementation of a global integrated solution was delayed by the Board of Directors.

The Compensation Committee considered all the above objectives in its subjective evaluation to determine both the formula-based portion and the discretionary portion of Mr. Irwin’s annual bonus award.

The Compensation Committee considers that, generally, and compared with the pay levels for other named executive officers, Mr. Irwin’s total direct compensation should be set higher, commensurate with his greater responsibilities in the management of the Company and in line with his role in setting the strategic direction and corporate objectives of the business.  We considered both his individual performance and also the individual performance of his direct reports, including the other named executive officers.  As President and Chief Executive Officer, the Compensation Committee believes that it is appropriate to hold him accountable for the performance of his direct reports in addition to his own performance.

Mr. Irwin’s compensation is otherwise determined in the same manner as the other executive officers except that the Compensation Committee continued to place particular emphasis on succession planning and executive development when determining Mr. Irwin’s compensation package.  In establishing Mr. Irwin’s base salary for calendar year 2010, the Compensation Committee assessed his base salary in light of the Company’s performance in fiscal year 2009, reviewed appropriate market information provided by L&A and evaluated his individual performance.

The Compensation Committee considered that Mr. Irwin’s base salary, based on the data furnished by L&A, was below the market 50th percentile and approved a salary increase for Mr. Irwin to be effective on January 1, 2010, of approximately 4%.

Mr. Irwin was awarded an annual incentive bonus set at a multiple of 1.24 times his target based on the Company’s overall performance, his individual performance and the performance of those who report directly to him.  The formula-driven portion of his bonus reflects a multiple of 1.0 times the target amount, with 85% of such calculation based upon the Company’s overall performance and 15% based upon his individual objectives, which takes into consideration the performance of his direct reports.  The Compensation Committee determined that Mr. Irwin should receive 4.5% of the bonus amount attributable to the individual portion of the formula-based metrics.  The discretionary portion reflects a multiple of 1.48 times his target amount, reflecting the Compensation Committee’s subjective assessment of Mr. Irwin’s performance on his individual goals for fiscal year 2009.

The Compensation Committee also awarded Mr. Irwin stock options to purchase 40,595 shares of our common stock plus a restricted stock award of 16,811 shares of our common stock.  The Compensation Committee based this award on its subjective assessment of Mr. Irwin's performance as President and Chief Executive Officer as well as his service as a Company director.

The total direct compensation for Mr. Irwin as determined by the Compensation Committee was compared to appropriate benchmark information provided by L&A, resulting in a close correlation between the total estimated value of the package provided to Mr. Irwin and comparable market data.  L&A endorsed the Compensation Committee’s recommendations relative to Mr. Irwin’s compensation.  The Compensation Committee’s decisions with regard to Mr. Irwin’s compensation relating to fiscal year 2009 performance and for 2010 salary were made prior to his retirement as President and Chief Executive Officer effective December 14, 2009.

The Company announced in the fourth quarter of fiscal year 2009 that Mr. Irwin planned to retire from the Company effective July 31, 2010, subject to the Company’s confirmation of a suitable successor.  The Company entered into an Executive Retention Agreement with Mr. Irwin to secure his services until the date of planned retirement, providing continuity of management in the interim, as approved by the Compensation and Human Resources Compensation Committee of the Board of Directors.  The Executive Retention Agreement for Mr. Irwin covers employment, compensation and benefits considerations pursuant to the events of his planned retirement.  The Compensation Committee did not consider the Executive Retention Agreement in the context of making compensation determinations for Mr. Irwin relative to fiscal year 2009 performance.

In the first quarter of fiscal year 2010, our Board of Directors elected Mr. Robert J. “Rob” Saltiel as President and Chief Executive Officer of the Company effective December 15, 2009, and entered into an Employment Agreement with Mr. Saltiel dated December 8, 2009.  Mr. Saltiel was also nominated by the Nominating and Corporate Governance Committee of the Board of Directors for election as a member of the Board of Directors by our Shareholders at the Annual Meeting of Shareholders scheduled for February 11, 2010 to which this Proxy relates.  Mr. Irwin retired as President and Chief Executive Officer of the Company effective December 14, 2009, but continues to be employed by the Company pursuant to the terms of his Executive Retention Agreement.  Mr. Irwin will serve the remainder of his current term as a member of the Board of Directors of the Company but has not been nominated for re-election at our Annual Meeting of Shareholders.

Tax Considerations

Section 162(m) of the Internal Revenue Code provides that certain compensation to certain executive officers in excess of $1 million annually will not be deductible for federal income purposes.  During fiscal year 2009, the compensation for Mr. Irwin was above the $1 million threshold. Mr. Irwin’s total compensation relating to fiscal year 2009 performance exceeded $1 million by approximately $0.5 million.

COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with Company management the Compensation Discussion and Analysis included in its proxy statement. Based on that review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement.

Submitted by the Compensation and Human Resources Committee of the Board of Directors:

George S. Dotson - Chairman of the Compensation and Human Resources Committee
Deborah A. Beck - Compensation and Human Resources Committee Member
Robert W. Burgess - Compensation and Human Resources Committee Member
James R. Montague - Compensation and Human Resources Committee Member
December 15, 2009

SUMMARY COMPENSATION TABLE

							Change in
							Pension
							Values and
							Non-qualified
						Non-equity	Deferred
Name and	Fiscal			Stock	Option	Incentive Plan	Compensation	All Other
Principal Position	Year	Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
		($)	($)	($)	($)	($)	($)	($)	($)

John R. Irwin 1	2009	498,000	531,000	488,900	501,400	---	93,800	137,500	2,250,600
President and Chief	2008	470,930	520,000	503,000	628,700	---	(480,140)	114,210	1,756,700
Executive Officer	2007	438,040	370,000	353,810	632,700	---	187,200	98,100	2,079,850

James M. Holland	2009	292,000	255,000	236,400	146,100	---	(37,900)	75,500	967,100
Senior Vice President,	2008	274,820	225,000	235,200	194,200	---	(212,080)	56,900	774,040
Chief Financial Officer	2007	255,960	155,000	160,360	215,600	---	54,000	47,290	888,210
and Secretary

Glen P. Kelley	2009	283,200	220,000	209,600	137,500	---	10,700	74,000	935,000
Senior Vice President -	2008	268,060	194,000	224,100	194,200	---	(31,290)	51,100	900,170
Marketing and	2007	249,920	150,000	160,360	215,600	---	16,300	45,580	837,760
Administration

Alan Quintero	2009	272,200	165,000	281,900	88,900	---	25,500	64,700	898,200
Senior Vice President -	2008	241,330	123,000	266,300	103,900	---	(20,780)	37,800	751,550
Operations	2007	211,730	70,000	117,740	97,000	---	5,060	29,880	531,410

Ronnie Hall	2009	241,900	120,000	186,300	63,600	---	3,700	53,600	669,100
Vice President -	2008	216,610	75,000	160,000	68,900	---	---	31,300	551,810
Operations	2007	179,190	50,000	46,340	56,600	---	---	---	332,130

1 Mr. Irwin retired as President and Chief Executive Officer effective December 14, 2009, after the close of fiscal year 2009. Mr. Saltiel was elected President and Chief Executive Officer effective December 15, 2009, and received no compensation from the Company during fiscal year 2009.

GRANTS OF PLAN-BASED AWARDS DURING FISCAL YEAR 2009

								All other	All other
								stock	option
								awards:	awards:	Exercise	Grant	Grant
								number of	number of	or base	Date	Date
		Estimated future payouts under			Estimated future payouts under			shares of	securities	price of	Value of	Value of
		non-equity incentive plan awards			equity incentive plan awards			stock or	underlying	option	Stock	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	units	options	awards	Awards	Awards
Name	Date	($)	($)	($)	($)	($)	($)	(#) (A)	(#) (B)	($/Sh)	($) (C)	($) (D)
John R. Irwin	12/4/2008	---	---	---	---	---	---	20,500	43,930	14.65	300,300	252,600
James M. Holland	12/4/2008	---	---	---	---	---	---	10,000	21,400	14.65	146,500	123,100
Glen P. Kelley	12/4/2008	---	---	---	---	---	---	6,700	14,300	14.65	98,200	82,200
Alan Quintero	12/4/2008	---	---	---	---	---	---	7,300	15,600	14.65	106,900	89,700
Ronnie Hall	12/4/2008	---	---	---	---	---	---	4,200	8,900	14.65	61,500	51,200
_______________

(A) These restricted stock awards were made pursuant to our 2007 Long-Term Incentive Plan (the "2007 Plan") and vest at the end of three years from the date of grant, based on the passage of time and the continued employment of the named executive, subject to acceleration of vesting upon the occurrence of certain events related to termination of employment or change of control of the Company.

(B) The non-qualified stock options were granted for a term of ten (10) years (pursuant to our 2007 Plan), subject to earlier termination in certain events related to termination of employment. Each option entitles the option holder to purchase one share of Common Stock at an exercise price equal to the fair market value of a share of Common Stock on the date of grant. Twenty-five percent (25%) of such options become exercisable at each of one (1) year, two (2) years, three (3) years and four (4) years, respectively, from the date of grant. Subject to certain conditions, the the exercise price may be paid by delivery of shares of Common Stock owned by the option holder prior to the option exercise, and tax withholding obligations related to exercise may be paid by offset of underlying shares of Common Stock.

(C) The amounts disclosed in this column represents the aggregate ASC 718 grant date fair value of the restricted stock awards granted to each named executive officer.

(D) The amount disclosed in this column represents the aggregate ASC 718 grant date fair value of non-qualified stock options granted to each named executive officer.

OUTSTANDING EQUITY AWARDS AT SEPTEMBER 30, 2009

	Option awards *					Stock awards *

									Equity incentive
			Equity Incentive					Equity incentive	plan awards:
	Number of	Number of	plan awards:					plan awards:	market or payout
Name	securities underlying	securities underlying	number of			Number of	Market value	number of unearned	value of unearned
	unexercised	unexercised	securities underlying	Option	Option	shares or units	of shares	shares, units or	shares, units or
	options (#)	options (#)	unexercised	exercise	expiration	of stock that	units of stock	other rights that	other rights that
	exercisable	unexercisable	unearned options	price	date	have not vested	have not vested	have not vested	have not vested
	(#)	(#)	(#)	($)		(#)	($)	(#)	($)
John R. Irwin	160,000	-	-	12.31	12/1/2014	-	-	-	-
	31,500	10,500	-	18.58	11/30/2015	-	-	-	-
	23,000	23,000	-	24.99	12/6/2016	-	-	-	-
	9,140	27,420	-	44.75	12/5/2017	-	-	-	-
	-	43,930	-	14.65	12/3/2018	-	-	-	-
						57,228	-	-	-
	223,640	104,850	-			57,228	-	-	-

James M. Holland	20,000	-	-	6.75	12/3/2013	-	-	-	-
	30,000	-	-	12.31	12/1/2014	-	-	-	-
	9,000	3,000	-	18.58	11/30/2015	-	-	-	-
	4,300	4,300	-	24.99	12/6/2016	-	-	-	-
	2,738	8,214	-	44.75	12/5/2017	-	-	-	-
	-	21,400	-	14.65	12/3/2018	-	-	-	-
						27,768	-	-	-
	66,038	36,914	-			27,768	-	-	-

Glen P. Kelley	60,000	-	-	12.31	12/1/2014	-	-	-	-
	9,000	3,000	-	18.58	11/30/2015	-	-	-	-
	4,300	4,300	-	24.99	12/6/2016	-	-	-	-
	2,738	8,214	-	44.75	12/5/2017	-	-	-	-
	-	14,300	-	14.65	12/3/2018	-	-	-	-
						23,572	-	-	-
	76,038	29,814	-			23,572	-	-	-

Alan Quintero	2,500	-	-	7.68	12/6/2010	-	-	-	-
	4,000	-	-	8.04	9/5/2011	-	-	-	-
	30,000	-	-	12.31	12/1/2014	-	-	-	-
	3,000	1,000	-	18.58	11/30/2015	-	-	-	-
	3,000	3,000	-	24.99	12/6/2016	-	-	-	-
	1,832	5,496	-	44.75	12/5/2017	-	-	-	-
	-	15,600	-	14.65	12/3/2018	-	-	-	-
						29,916	-	-	-
	44,332	25,096	-			29,916	-	-	-

Ronnie L. Hall	4,000	-	-	12.31	12/1/2014	-	-	-	-
	3,825	1,275	-	18.58	11/30/2015	-	-	-	-
	2,550	2,550	-	24.99	12/6/2016	-	-	-	-
	1,142	3,426	-	44.75	12/5/2017	-	-	-	-
	-	8,900	-	14.65	12/3/2018	-	-	-	-
						19,472	-	-	-
	11,517	16,151	-			19,472	-	-	-

* Equity awards based on Fiscal Year 2009 performance were made in December 2009, after the end of fiscsal year 2009, and are, therefore, not reflected in this table.  See the Compensation Discussion and Analysis beginning on page 11 of this proxy regarding awards relating to fiscal year 2009 performance.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL YEAR 2009

	Option awards		Stock awards

	Number of		Number of
Name	shares	Value	shares	Value
	acquired on	realized on	acquired on	realized on
	exercise	exercise	vesting	vesting
	(#)	($)	(#)	($)

John R. Irwin	-	-	28,000	440,700

James M. Holland	-	-	12,000	188,900

Glen P. Kelley	-	-	12,000	188,900

Alan Quintero	25,000	599,600	9,600	151,100

Ronnie Hall	-	-	3,000	47,200

NONQUALIFIED DEFERRED COMPENSATION
	Executive	Registrant	Aggregate		Aggregate
Name	contributions	contributions	earnings in	Aggregate	balance at
	in Fiscal	in Fiscal	in Fiscal	withdrawals/	September 30,
	Year 2009	Year 2009	Year 2009	distributions	2009
	($)	($)	($)	($)	($)
	(A)	(A)			(A)

John R. Irwin	529,300	65,100	93,800	---	2,696,500

James M. Holland	56,300	37,400	(37,900)	---	833,300

Glen P. Kelley	9,400	27,600	10,700	---	157,300

Alan Quintero	44,900	29,900	25,500	---	204,200

Ronnie Hall	7,400	12,400	3,700	---	23,500
____________
A) Contributions were made to a Rabbi Trust

NON-EMPLOYEE DIRECTORS COMPENSATION DURING FISCAL YEAR 2009

					Change in
					pension
	Fees			Non-equity	value and
	earned			incentive	nonqualified	All
	or paid in	Stock	Option	plan	deferred	other
	cash	awards	awards	compensation	compensation	compensation	Total
Name	($)	($)	($)	($)	earnings	($)	($)
	(A)	(B)
Deborah Beck	64,500	60,000	---	---	---	---	124,500
Robert Burgess	79,500	60,000	---	---	---	---	139,500
George Dotson	77,500	60,000	---	---	---	---	137,500
Jack Golden	12,000	60,000	---	---	---	---	72,000
Hans Helmerich	51,000	60,000	---	---	---	---	111,000
James Montague	66,000	60,000	---	---	---	---	126,000
Total	350,500	360,000					710,500
______________
(A) Each of our non-employee directors receives an annual retainer fee of $35,000 and is paid $2,500 for each meeting of the Board of Directors and $1,500 for each Committee meeting and conference call of the Board of
Directors he or she attends. In addition, Mr. Burgess receives an annual fee of $15,000 for serving as Chaiman of the Audit Committee while Mr. Dotson recieves an annual fee of $10,000 for serving as Chairman of the
Compensation Committee. After a review by L&A of the various fees payable to the non-employee Directors and of the equity awards granted to them during fiscal year 2009, L&A recommended an adjustment to the compensation of the directors, in view of both prevalent competitive norms and also consideration of increased Board of Director and Committee responsibilities. Upon consideration of the information and recommendations provided by L&A, the Board of Directors approved an increase in the equity grant from $60,000 to $100,000, but made no change in fees earned by each director.

(B) Pursuant to our 2007 Plan, each of our non employee directors was awarded restricted stock during fiscal year 2007 equivalent to the number of shares of Common Stock valued at $60,000 on the date of grant. These awards vest at the end of thirteen (13) months from the date of grant unless vesting is deferred to a longer period under the Company's Non-Employee Directors Deferred
Compensation Plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Messrs. Irwin and Holland.  The Company entered into Executive Retention Agreements and Executive Agreements on September 22, 2009 with each of Messrs. Irwin and Holland.  The Executive Retention Agreements provide for, among other things, the continued employment by the Company of Messrs. Irwin and Holland through initial terms of July 31, 2010 and December 31, 2010, respectively. The Executive Retention Agreements are subject to automatic extension beyond their initial terms such that, unless either party gives notice prior to the expiration of the initial terms, they will automatically extend so that after the initial terms there will always be ninety days remaining in the terms, subject to earlier termination or notice that the agreements will no longer automatically extend. At the Company’s request, the executives may retire from their executive positions prior to the expiration of the term, but may continue employment with the Company in different capacities pursuant to the terms of the Executive Retention Agreements. In such event, the executives will be paid commensurately with their new positions and be entitled to benefits on the same basis as other Company employees.  Effective December 14, 2009, Mr. Irwin retired as President and Chief Executive Officer of the Company, but continues to be employed by the Company.

The Executive Retention Agreements set forth the terms and conditions of termination of employment by the Company with or without cause, termination of employment by the executives for good reason, and termination of employment due to death or disability. The Executive Retention Agreements also provide for the obligations of the executives and the Company post-termination of employment, including severance payments, bonus, benefits, acceleration of vesting and termination of restriction periods with regard to long term stock incentives (to the extent allowed by law and the plans they are granted thereunder).  The Executive Retention Agreements contain noncompetition and nonsolicitation provisions requiring the executive not to compete with the Company during any period he receives payments under such agreement and not to solicit employees of the Company during the period expiring one year after the later of the expiration or termination of such agreement as well as usual and customary confidentiality provisions.

In general, so long as Messrs. Irwin or Holland stay thru the initial term of their respective Executive Retention Agreements, their employment is terminated by the Company without cause during the term, or they terminate their employment with the Company for cause during the term, they will be entitled to full vesting of long term stock incentives, all contributions made by the Company for the account of the executive to any pension, thrift or any other benefit plan, and all other benefits or bonuses which contain vesting or exercisability provisions or restriction periods conditioned upon or subject to the continued employment of the executive, shall become fully vested and exercisable and any restriction periods shall terminate to the extent allowed by law and the terms of any plans and arrangements governing same.  To the extent any such amount, benefit, or payment cannot become fully vested or a restriction period cannot be early terminated pursuant to such plan or arrangement on account of limitations imposed by law or the terms of such plan or arrangement, the executive shall be entitled, to the extent permitted by law, to receive from the Company an amount in cash payable within 30 days of the date of termination equal to the total amount of benefits or payments which the executive will have to forfeit pursuant to such plan or arrangement on account of such termination of employment, except that if at the time of his termination of employment the executive is a “specified employee” under IRC Section 409A, then payment of such amount shall be delayed until the date six months after the executive’s termination of employment.

If Messrs. Irwin or Holland are asked to retire by the Company during the term from their executive positions and their employment is not continued, they will be entitled to payments under the Executive Retention Agreements as if their employment were terminated by the Company without cause. If the Company terminates the employment of Messrs. Irwin or Holland without cause during the term or either of them terminate their employment with the Company for cause, they will be entitled to receive all salary to the extent not then paid thru the date of termination, severance equal to the amount of salary otherwise then due thru the remainder of the term, 100% of their bonuses for fiscal years 2009 and 2010 to the extent not yet paid regardless of whether such fiscal year is complete at the time of termination, and pro rata bonus for subsequent fiscal years thru the date of termination of employment. In addition, for so long as allowed by such plans the Company shall continue the participation of the executive at executive’s expense in all life, accident, disability, medical, dental and all other health plans maintained by the Company for its senior executives.

In general, payments associated with termination under the Executive Retention Agreements are payable at the time of termination, except that severance calculated based upon base salary is payable in equal consecutive monthly installments commencing on the first day of the month after the date of termination of employment and continuing through the unexpired portion of the term.  However, if at the time of his termination of employment either Messrs. Irwin or Holland is a “specified employee” under IRC Section 409A, then payment of such monthly installments shall not commence until the date six months after his termination of employment, and the first payment made after the expiration of such six-month period shall include the total amount of any installments not made during such six-month period that would otherwise have been made if Executive had not been a “specified employee” under IRC Section 409A.

The Executive Agreements only address the terms of employment and compensation in the event of a termination of employment in connection with a change-in-control of the Company and not as a result of termination unrelated to such change-in-control and are intended to provide an appropriate retention incentive while balancing the value to the Company of such retention during a change-in-control transition period. The Executive Agreements have terms until July 31, 2011, for Mr. Irwin and until December 31, 2011, for Mr. Holland. The post change-in-control employment period is two years and six months for Mr. Irwin and one year and six months for Mr. Holland, commencing on the date of the change-in-control, which must occur during the term of the Executive Agreements.

In general, under the Executive Agreements if the employment of Messrs. Irwin or Holland is terminated by the Company without cause or by the executive for good reason during the post change-in-control employment period, the executive would be entitled to receive any salary to the extent not yet paid as well as a pro rated bonus for the current fiscal year based upon the highest annual bonus the executive has previously received. In addition, they would receive a severance amount based upon the highest annual base salary and annual bonus received by each of them for any preceding fiscal year pro rated through the remainder of the post change-in-control employment period. They would also be entitled to full vesting of long term stock incentives, all contributions made by the Company for the account of the executive to any pension, thrift or any other benefit plan, and all other benefits or bonuses which contain vesting or exercisability provisions or restriction periods conditioned upon or subject to the continued employment of the executive, shall become fully vested and exercisable and any restriction periods shall terminate to the extent allowed by law and the terms of any plans and arrangements governing same. However, if any such amount, benefit, or payment cannot become fully vested or a restriction period cannot be early terminated pursuant to such plan or arrangement on account of limitations imposed by law or the terms of such plan or arrangement, the executive would be entitled, to the extent permitted by law, to receive from the Company an amount in cash payable within 30 days of the date of termination equal to the total amount of benefits or payments which the Executive will have to forfeit pursuant to such plan or arrangement on account of such termination of employment.

The Executive Agreements provide that for the remainder of the post change-in-control employment period, or such longer period as any plan, program, practice or policy may provide, the Company shall continue benefits to Messrs. Irwin and Holland at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described if the executives’ employment had not been terminated.   The Executive Agreements contain usual and customary confidentiality provisions.

In the event a payment is due to either of Messrs. Irwin or Holland under one or more of his Executive Retention Agreement, his Executive Agreement and/or the Retention Plan, the Executive Retention Agreements provide that payments thereunder shall be credited against amounts due for the same categories of payment due under the Executive Agreements or the Retention Plan, but only to the extent that such payments are duplicative.  The Retention Plan also provides for an offset of severance amounts under other agreements so that duplicative payments would not be paid.  Messrs. Irwin and Holland are not currently eligible for payments under the Retention Plan.

Messrs Kelley and Quintero.  The Company entered into Executive Agreements on September 18, 2002, with Mr. Kelley and on June 1, 2008 with Mr. Quintero.  As previously discussed in “Compensation Discussion and Analysis”, these agreements address the terms of executive employment and compensation in the event of a termination of employment due to a change-in-control in our ownership.  Under each of these agreements, a “change in control” occurs in the event of (a) an acquisition or formal tender offer by any individual, entity or group of beneficial ownership of 20% of (i) the then outstanding shares of our Common Stock or (ii) the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors (certain exceptions apply); (b) a sale of substantially all of our assets; or (c) a change of the majority of the members of our Board of Directors.

In the event of a change-in-control, under their Executive Agreements, Messrs. Kelley and Quintero shall remain in the employ of the Company following such change-in-control for one year and six months.  During such employment terms, the executive shall receive his base salary, annual bonus, incentive, savings and retirement plan benefits, welfare plan benefits, executive life insurance benefits, indemnification, expense reimbursement, and vacation commensurate with those benefits that the executive enjoyed prior to the change in control.  In the event their employment is terminated within such time period, depending upon the circumstances of termination, Messrs. Kelly and Quintero may be entitled to a severance payment generally equal to the salary and bonus for the remainder of such period and full vesting of stock options.

The Executive Agreements for Messrs. Kelley and Quintero each have three (3) year evergreen terms in that they automatically extend so as to cover a three (3) year period from any date then in effect unless we give notice to the executive that the term will no longer be so extended.  The Executive Agreements contain usual and customary confidentiality provisions.

The Retention Plan provides for an offset of severance amounts under other agreements so that duplicative payments would not be paid.  Messrs. Kelley and Quintero are not currently eligible for payments under the Retention Plan.

Mr. Saltiel

Mr. Saltiel’s Employment Agreement provides for an initial term of three years, subject to an automatic two year renewal thereafter unless the agreement is terminated in accordance with its terms. Pursuant to the terms of his Employment Agreement, Mr. Saltiel is entitled to receive an initial annual base salary of $650,000. Mr. Saltiel shall also be eligible to receive an annual cash bonus based upon achievement of targeted performance levels upon satisfactory performance of reasonable goals and milestones (the “Target Goals”) established by the Compensation Committee. The target amount of the annual cash bonus is 85% of Mr. Saltiel’s base salary if such Target Goals are achieved; achievement beyond the Target Goals, i.e. “stretch goals”, may result in a higher annual cash bonus up to 175% of Mr. Saltiel’s base salary, and performance under Target Goals, but at a minimum level, i.e. “threshold goals”, shall result in a lower annual cash bonus, but in no event less than 20% of Mr. Saltiel’s base salary.

If Mr. Saltiel is terminated by the Company pursuant to a “Qualifying Termination”, the Company shall pay Mr. Saltiel severance in an aggregate amount equal to 250% of the sum of Mr. Saltiel’s then current base salary and annual cash bonus.  A Qualifying Termination includes termination of employment as a result of a change-in-control, as well as termination without cause, termination for good reason, or termination following the Company’s failure to renew the employment term.  Such severance amount shall be paid in a lump sum not later than 45 days following the date of termination, shall be reduced by any other cash severance payable to Mr. Saltiel under any other severance plans, programs or arrangements of the Company and its affiliates, provided such offset shall not result in any additional tax under Code Section 409A.  In the event of Mr. Saltiel’s death or disability, to the extent permitted under the 2007 Plan, all restricted stock shall immediately vest and if such immediate vesting is not permitted by the 2007 Plan and applicable law, Mr. Saltiel or his estate shall be paid the financial equivalent of the shares as of the date of termination.

Mr. Saltiel’s Employment Agreement contains noncompetition and nonsolicitation provisions requiring the executive not to compete with the Company and not to solicit employees of the Company during the term and for the two year period following the expiration of the term as well as usual and customary confidentiality provisions.  The Retention Plan provides for an offset of severance amounts under other agreements so that duplicative payments would not be paid.  Mr. Saltiel is not currently eligible for payments under the Retention Plan.

General

All payments due upon termination or change-in-control are payable by the Company.  The terms of the 2007 Plan provide that awards granted under the 2007 Plan shall be immediately vested, fully earned and exercisable upon the occurrence of a change-in-control and any restriction period shall terminate immediately.  Stock incentive awards made under prior plans are subject to similar provisions.  The 2007 Plan also provides that in the case of retirement of an eligible employee, no acceleration  of vesting of restricted stock awards will be permitted in the case of retirement within a period less than one year subsequent to the date of grant, and that vesting of a restricted stock award shall be accelerated, so that 1/3 of the shares vest in the case of retirement within a period greater than one year, but less than two years subsequent to the date of grant and 2/3 of the shares vest in the case of retirement within a period greater than two years, but less than three years subsequent to the date of grant.  These provisions are generally applicable to all to participants and are not limited to the named executive officers.

Taking into the provisions of our 2007 Plan relating to change-in-control and retirement and that none of the below executives are currently eligible for payments under the Retention Plan, the following table sets forth potential payments to Messrs. Saltiel, Irwin, Holland, Kelley, and Quintero upon termination or change-in-control:

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
(as of September 30, 2009 unless otherwise noted)

		Change in	Change in
		Control without	Control with	Termination for		Death or
Executive	Benefit	Termination	Termination	Good Reason	Retirement	Disability
		($)	($)	($)	($)	($)

Robert J. Saltiel	Salary	-	1,625,000	1,625,000	-	-
	Bonus	-	1,381,300	1,381,300	-	-
	Stock Awards (1)	2,997,500	2,997,500	2,997,500	-	2,997,500
	Option Awards	-	-	-	-	-
	TOTAL	2,997,500	6,003,800	6,003,800	-	2,997,500

John R. Irwin	Salary	-	1,260,000	420,000	420,000	-
	Bonus	-	1,327,500	1,062,000	1,062,000	-
	Stock Awards (2)	2,018,400	2,018,400	2,018,400	2,018,400	-
	Option Awards (3)	1,317,500	1,317,700	1,317,700	1,317,700	-
	TOTAL	3,335,900	5,923,600	4,818,100	4,818,100	-

James M. Holland	Salary	-	444,000	370,000	370,000	-
	Bonus	-	382,500	510,000	510,000	-
	Stock Awards (2)	979,400	979,400	979,400	979,400	-
	Option Awards (3)	535,500	535,600	535,600	535,600	-
	TOTAL	1,514,900	2,341,500	2,395,000	2,395,000	-

Glen P. Kelley	Salary	-	429,000	-	-	-
	Bonus	-	330,000	-	-	-
	Stock Awards (2)	831,400	831,400	-	344,100	-
	Option Awards (3)	389,100	389,200	-	-	-
	TOTAL	1,220,500	1,979,600	-	344,100	-

Alan Quintero	Salary	-	411,500	-	-	-
	Bonus	-	247,500	-	-	-
	Stock Awards (2)	1,055,100	1,055,100	-	333,400	-
	Option Awards (3)	369,200	369,200	-	-	-
	TOTAL	1,424,300	2,083,300	-	333,400	-

(1) Potential payments determined as of December 31, 2009. This would include the amount for stock awards which is determined by the product of the closing price of our stock as of December 31, 2009 and the number of shares granted to Mr. Saltiel on December 15, 2009.

(2) Amount assumes full exercise of all options unexercisable as noted in the Outstanding Equity Awards Table on page 37.
Option values are based on the difference between the closing price of our stock on September 30, 2009 and the option exercise price noted in the table on page 37.

(3) Amount determined by the product of the closing price of our stock as of September 30, 2009 and the number of shares that have not vested as noted in the table on page 37.

COMPENSATION AND HUMAN RESOURCES COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

Ms. Beck and Messrs. Burgess, Dotson, and Montague were the only persons who served on the Compensation Committee during the 2009 fiscal year. The current members of the Compensation Committee also include Mr. Golden, who was appointed to this Committee on December 3, 2009.

No member of our Compensation Committee was, during the 2009 fiscal year, an officer or employee of Atwood, or was formerly an officer of Atwood or had any relationships requiring disclosure by us under Item 404 of Regulation S-K, except for the prior relationship of Mr. Dotson with H&P and H&PIDC, as previously discussed.

During the Company's 2009 fiscal year, no executive officer of the Company served as (i) a member of the Compensation Committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on our Compensation and Human Resources Committee, (ii) a director of another entity, one of whose executive officers served on our Compensation and Human Resources Committee, or (iii) a member of the Compensation and Human Resources Committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as our director.

CONTRIBUTIONS TO TAX EXEMPT ORGANIZATIONS

We have made no contributions to any tax exempt organization in which any independent director serves as an executive officer.

AUDIT COMMITTEE CHARTER

The Audit Committee is composed of five (5) non-employee independent directors and is established in accordance with section 3(a)(58)(A) of the Exchange Act. During fiscal year 2009, the Audit Committee members were Ms. Beck and Messrs. Burgess, Dotson, and Montague. Mr. Golden was appointed to the Audit Committee in the first quarter on 2010, on December 3, 2009. The Board of Directors has determined that Mr. Burgess is the Audit Committee’s financial expert.  The members of the Audit Committee are governed by a written Charter duly adopted by the Board of Directors, which requires their independence from management of the Company and their freedom from any other relationship which would interfere with their independent judgment as required by the New York Stock Exchange Listing Standards and as determined by the Board of Directors in its business judgment.  The members of the Audit Committee are also required to be “non-employee directors” as that term is defined under the SEC Rule 16b-3. The Board of Directors has made a determination that all of the members of the Audit Committee meet the Audit Committee Charter membership requirements, including that of independence.  The Board of Directors specifically considered the relationship of H&P and H&PIDC to the Company and determined that they are not our affiliates.  Mr. Dotson retired from H&P and H&PIDC during fiscal year 2006.  Prior to his retirement from H&P and H&PIDC, the Board of Directors determined that Mr. Dotson was not our affiliate and after his retirement, the Board of Directors determined that Mr. Dotson continues not to be our affiliate.  Further, the Board of Directors believes that Mr. Dotson’s membership on the Audit Committee is in the best interests in the Company due to his expertise, experience, and tenure as a director of the Company.  The Audit Committee Charter is attached hereto as Appendix A and is also posted on our website, www.atwd.com.

Report of the Audit Committee of the Board of Directors of Atwood Oceanics, Inc.

The Board of Directors

Management is primarily responsible for the Company’s financial statements and the reporting process, including the systems of internal controls.  PricewaterhouseCoopers LLP (“PwC”), the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board and for issuing a report on those statements and auditing internal control over financial reporting.  As the Audit Committee, we oversee the financial reporting process and internal control system on behalf of the Board of Directors.  The Audit Committee met in person three (3) times, with an additional four (4) conference call meetings, during fiscal year 2009 for a total of seven (7) meetings.  At various times during the 2009 fiscal year, the Audit Committee met with PwC and the internal auditors, with and without management present.

In the course of fulfilling our oversight responsibilities, we reviewed and discussed the audited financial statements, as well as Management’s Discussion and Analysis, included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2009, with management and PwC.

This review included a discussion of, among others:

•	All critical accounting policies followed by the Company;
•
The reasonableness of significant financial reporting estimates and judgments made in connection with the preparation of the Company’s financial statements, including the quality of the Company’s accounting principles;

•	The clarity and completeness of financial disclosures;
•	The adequacy of internal controls that could significantly affect the Company’s financial statements;
•	Items that could be accounted for using alternative treatments within GAAP;
•	Any significant deficiencies in internal control identified by PwC during its audit of the Company’s financial statements; and
•	The potential effects of regulatory and accounting initiatives, as well as any off balance sheet structures, on the Company’s financial statements.

We have discussed with PwC the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

We have received and reviewed the written disclosures and the PCAOB Rule 3526 Independence letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC's communications with the Audit Committee concerning independence, and have discussed with PwC their independence.  We reviewed the independence of PwC from the Company and its management and reviewed and approved the Company’s policies regarding the provision of non-audit services by PwC to the Company and the hiring of employees of PwC by the Company.

As the Audit Committee, we recommended to the Board of Directors the appointment of PwC as the Company’s independent registered public accounting firm.  Additionally, we

•	reviewed the scope of an overall plan for the annual audit and the internal audit program;
•	reviewed and approved all services and the related fees;
•	reviewed the adequacy of certain financial policies;
•	considered PwC’s quality control procedures;
•	on a quarterly basis, reviewed the Company’s financial results prior to their public issuance; and
•	reviewed significant legal developments.

Based on the review and discussions referred to above, we recommend to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2009, including management’s report on internal control, to be filed with the Securities and Exchange Commission.

Audit Committee

Robert W. Burgess, Chairman & Financial Expert
Deborah A. Beck, Member
George S. Dotson, Member
James R. Montague, Member
November 25, 2009

Notwithstanding SEC filings by the Company that have incorporated or may incorporate by reference other SEC filings (including this Proxy Statement) in their entirety, the Report of the Audit Committee shall not be incorporated by reference into such filings and shall not be deemed to be “filed” with the SEC except as specifically provided otherwise or to the extent required by Item 306 of Regulation S-K.

FISCAL YEAR 2009 AUDIT FIRM FEE SUMMARY

During fiscal years 2009 and 2008, PwC was our independent registered public accounting firm, and it provided services in the following categories and amounts.

	Fiscal Year
	2009	2008
Audit Fees Audit-Related Fees Tax Fees (A) All Other Fees (B) Total	$ 760,000 $ --- $ 457,000 $ 63,000 $ 1,280,000	$ 831,000 $ --- $ 215,000 $ 2,000 $ 1,048,000
___________
(A)           These fees related to business planning and restructuring services related to one of our foreign locations.

(B)           Software licensing and industry coalition fees.

The Audit Committee approves the engagement of our independent registered public accounting firm to render audit or non-audit services prior to the engagement based upon a proposal by such firm and an estimate of fees and expected scope of engagement.

EQUITY COMPENSATION PLANS

The table below provides information relating to our equity compensation plans as of September 30, 2009, all of which have been approved by our Shareholders:

Number of shares of Common Stock to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of shares of Common Stock available for future issuance under equity compensation plans (excluding securities to be issued upon exercise of outstanding options)
1,499,398	$18.03	2,781,749

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC.  Officers, directors and greater than 10% Shareholders are required to furnish us with copies of all Section 16(a) reports or forms they file.

Based solely on our review of the copies of such forms we have received, and written representations from certain reporting persons that no reports on Form 5 were required for those persons, we believe that, during the period from October 1, 2008 through September 30, 2009, all filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with, except that Mr. Quintero inadvertently failed to timely file two (2) reports covering the sale of the Company’s equity securities but did report same in subsequent Form 4 reports.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PwC audited our financial statements for the years ended September 30, 2009, 2008 and 2007, and has been appointed to audit our financial statements for the year ended September 30, 2010, subject to Shareholders ratification at our Annual Meeting of Shareholders on February 11, 2010.  PwC will have representatives present at the Shareholders’ meeting who will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

SHAREHOLDER PROPOSALS

Proposals of our Shareholders intended to be presented for consideration at the Annual Meeting of Shareholders to be held in February 2011 must be received by us no later than September 15, 2010 and must comply with the requirements of the proxy rules promulgated by the SEC in order to be included in the proxy statement and form of proxy related to that meeting.  If notice of any shareholder proposal not eligible for inclusion in our proxy statement and form of proxy is given to us after November 29, 2010, then proxy holders will be allowed to use their discretionary voting authority on such shareholder proposal when the matter is raised at such meeting.

OTHER MATTERS

Management does not intend to bring any other matters before the meeting and has not been informed that any matters are to be presented by others. In the event any other matters properly come before the meeting, the persons named in the enclosed form of proxy will vote the proxies under discretionary authority therein in accordance with their judgment on such matters.

If you do not contemplate attending the meeting in person, you are respectfully requested to sign, date and return the accompanying proxy in the enclosed, stamped envelope at your earliest convenience.

We will provide, without charge, upon written request of any shareholder, a copy of our Annual Report on Form 10-K including financial statements and financial statement schedules for the fiscal year ended September 30, 2009 as filed with the SEC.  Please direct such request to James M. Holland, Secretary, Atwood Oceanics, Inc., P.O. Box 218350, Houston, Texas 77218, 281-749-7800.

Only one proxy statement and annual report are being delivered to multiple Shareholders sharing an address who have previously consented to such delivery unless we have received contrary instructions from one or more such Shareholders.  If a shareholder desires to receive a separate copy of this Proxy Statement, or the Annual Report on Form 10-K for the year ended September 30, 2009, or future proxy statements or annual reports, the shareholder should provide oral or written notification to James M. Holland, our Secretary, at the above address and provide instructions for delivery of the separate copy.  If Shareholders who share an address and are receiving multiple copies of proxy statements or annual reports desire to receive only one copy of proxy statements or annual reports they should also notify Mr. Holland at the above address and provide delivery instructions.

By order of the Board of Directors

 /s/ Robert J. Saltiel
Robert J. Saltiel, President
Houston, Texas
January 13, 2010

PROXY
ATWOOD OCEANICS, INC.
ANNUAL MEETING OF SHAREHOLDERS

FEBRUARY 11, 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints James M. Holland and Glen P. Kelley, or either of them as Proxy Holders, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock, par value $1.00 per share of Atwood Oceanics, Inc., held of record by the undersigned as of the close of business on December 15, 2009, at the Annual Meeting of Shareholders to be held on February 11, 2010 or any adjournment thereof:

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY IN THE ENVELOPE PROVIDED

1.  ELECTION OF DIRECTORS:

☐ FOR all nominees listed
               (except as marked to the contrary)                                                                                  ☐ WITHHOLD authority to vote for all nominees listed

Nominees:
DEBORAH A. BECK                                                      JACK E. GOLDEN                                           JAMES R. MONTAGUE
ROBERT W. BURGESS                                                  HANS HELMERICH                                       ROBERT J. SALTIEL
GEORGE S. DOTSON

(INSTRUCTION:  To withhold authority to vote for one or more individual nominees, write the nominee’s name(s) in the line provided below or strike through their name above.)

2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors:

                                FOR                                AGAINST                                           ABSTAIN

3.  In their discretion, the Proxy Holders are authorized to vote upon such other business as may properly come before the meeting.

(see reverse side)

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIAL FOR THE SHAREHOLDER MEETING TO BE HELD ON FEBRUARY 11, 2010.
A COPY OF THIS PROXY STATEMENT, THE FORM OF PROXY, AND THE ATWOOD OCEANICS, INC. ANNUAL REPORT TO SHAREHOLDERS FOR THE YEAR ENDED SEPTEMBER 30, 2009 ARE AVAILABLE AT www.envisionreports.com/ATW.

If no direction is made, the Proxy will be voted FOR the election of all Directors and FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors.

Please sign exactly as name appears hereon.

________________________, 2010                               _________________________________________
DATED                                                                                                SIGNATURE

_________________________________________
           SIGNATURE IF JOINTLY HELD

NOTE:  When shares are held by joint tenants, both should sign.  When signing as attorney, as executor, administrator, trustee, or guardian, please give full title as such.  If a corporation, please sign in full corporate name by the President or other authorized officer.  If a partnership, please sign in partnership name by authorized person.  Please note any change in your address alongside the address as it appears in the proxy.

PLEASE MARK IN BLUE OR BLACK INK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Appendix A

CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

•	Purpose and General Responsibilities

The function of the Audit Committee ("Committee") is to assist the Board of Directors ("Board") of Atwood Oceanics, Inc. in fulfilling its oversight responsibilities regarding the (i) reporting practices of Atwood Oceanics, Inc. and its subsidiaries (collectively, "the Company") and the quality and integrity of financial reports of the Company; (ii) the Company's compliance with legal and regulatory requirements; (iii) review of the independent registered public accounting firm's qualifications and independence and (iv) review of the performance of the internal audit function and the independent registered public accounting firm. Further, the Committee shall assist the Board regarding its duty to accurately, completely and fairly present the Company's financial condition and operations to its shareholders and the investment community. In so doing, it is the responsibility of the Committee to maintain free and open means of communication between the directors, the independent registered public accounting firm, and the financial management of the Company.

The policies and procedures of the Committee in carrying out its responsibilities should remain flexible, in order to best react to changing conditions and to ensure to the directors and shareholders that the accounting and reporting practices of the Company are in accordance with all requirements and are of the highest quality.

To perform this function, the Committee shall have the authority to perform the specific duties enumerated in this Charter and, upon the direction or approval of the Board, to undertake other activities on behalf of the Board. The Committee is authorized to request reports on matters related to its authority, its duties as described in this Charter and on any subject that it deems related to its responsibilities. All employees of the Company shall cooperate as requested by the Chairman of the Committee. The Committee shall recommend to the Board any extensions or changes in the authority or duties of the Committee that it deems appropriate.

The Committee's primary responsibilities include:

•	Selection and oversight of the independent registered public accounting firm;

•
Meeting with the independent registered public accounting firm and financial management of the Company to review the scope of the audit for the current year and the audit procedures to be utilized, and at the conclusion thereof, reviewing the results of such audit, including any comments or recommendations of the independent registered public accounting firm;

•	Reviewing with the independent registered public accounting firm and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Company;

•	Reviewing reports from the independent registered public accounting firm regarding its' independence and any disagreements with management on financial, accounting, or reporting matters;

•	Monitoring the integrity and effectiveness of the Company's disclosure controls (as defined herein);

•
Discussing with the officers of the Company all relevant information with respect to the Committee's preparation of disclosure statements (as defined herein) and the Committee's evaluation of the effectiveness of the Company's disclosure controls and preparing the Audit Committee report related thereto which is required to be included in the Company's annual proxy statement;

•	Monitoring the filing of periodic reports; and

•	Investigating any matter brought to its attention within the scope of its duties.

The Committee has no authority with respect to the granting of stock incentives to directors  eligible to receive stock incentives under already existing stock incentive plans. The authority of the Committee with respect to any future stock incentive plans of the Company may be limited by the provisions of such plans as adopted by the Board and approved by the shareholders of the Company.

•	Membership and Organization

The Committee shall have a Chairman appointed by the Board. The members of the Committee shall be financially literate, as that term is defined from time to time by the New York Stock Exchange Listing Standards and as determined by the Board in its business judgment. If a member is not financially literate, he or she must become financially literate within a reasonable period of time after his or her appointment to the Committee. At least one member of the Committee must have accounting or related financial management expertise, as the Board interprets such qualification in its business judgment so as to qualify as the Audit Committee Financial Expert as defined by the SEC. The Committee shall consist of that number of directors as the Board shall determine from time to time, such number not to be less than three members. All members of the Committee shall be independent as required by the New York Stock Exchange Listing Standards and as determined by the Board in its business judgment. No members of the Committee shall have a relationship to the Company that may interfere with the exercise of their independent judgment, as such independence is defined by New York Stock Exchange Listing Standards. The members of the Committee shall be "non-employee directors" as that term is defined under the Securities and Exchange Commission ("SEC") Rule 16b-3.

The Committee may delegate its authority to a subcommittee or subcommittees.

The Committee shall promptly inform the Board of the actions taken or issues discussed at its meetings. This will generally take place at the Board meeting following a Committee meeting.

•	Meeting Attendance and Minutes

The Committee shall meet at such times (not less than four per year) as the Chairman of the Committee shall designate and notice of such meetings shall be given to Committee members in accordance with the manner set forth in the Amended and Restated By-laws (the "by-laws") of Atwood Oceanics, Inc. which notices of meetings of the Board are given. One-third of the Committee, but not less than two members, shall constitute a quorum for the transaction of business. Unless the Committee by resolution determines otherwise, any action required or permitted to be taken by the Committee may be taken without a meeting if all members of the Committee consent thereto in writing and the writing or writings are filed with the minutes of the proceedings of the Committee. As necessary or desirable, the Chairman of the Committee may require that any members of management be present at meetings of the Committee. Members of the Committee may participate in a meeting through the use of conference telephone or similar communications equipment, so long as all members participating in such meeting can hear one another, and such participation shall constitute presence in person at such meeting.

The Committee shall report to the Board periodically or as required by the nature of its duties on all of its activities and shall make such recommendations to the Board as the Committee decides are appropriate.

•	Responsibilities and Duties

Audit Committee Charter

The Committee shall review this Charter periodically for adequacy and recommend to the Board any necessary changes.

Selection of Independent Auditors

The Committee shall review with the independent registered public accounting firm and financial and accounting personnel the adequacy and effectiveness of the accounting and financial controls of the Company, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. The Committee shall receive and review reports from financial management on the status of implementation of recommendations to improve internal controls. The review should include a discussion of the responsibilities, budget and staffing of the Company's internal audit function. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper.

Review of Financial Statements and Accounting Principles

The Committee shall review with management and the independent registered public accounting firm at the completion of the annual examination:

•	the Company's annual financial statements and related footnotes;

•	review the Company's disclosures in "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's periodic reports;

•	the independent registered public accounting firm's audit of the financial statements and report thereon;

•	any major issues regarding, or significant changes in, accounting principles or financial statement presentations;

•	any special audit steps adopted in light of material control deficiencies;

•
significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements;

•	the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements;

•	any serious difficulties or disputes with management encountered during the course of the audit;

•	discuss policies with respect to risk assessment and risk management; and

•	discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies

The Committee shall inquire as to whether the independent registered public accounting firm is satisfied with the disclosure and content of the financial statements to be presented to the shareholders. The Committee shall also inquire as to the independent registered public accounting firm view of the quality of the Company's accounting principles employed, including any principles employed which are deemed minority practices.

Disclosure and Periodic Reports

The Committee shall review reports (made at least annually) from the independent registered public accounting firm regarding the (i) the firm's internal quality-control procedures; (ii) independent registered public accounting firm's independence (setting forth all relationships between the independent registered public accounting firm and the Company); and (iii) any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by such firm, and any steps taken to deal with any such issues.

The Committee shall also review any disagreements with management on financial, accounting or reporting matters, and discuss such reports with the independent registered public accounting firm, and if so determined by the Committee, recommend that the Board take appropriate action to satisfy itself of the independence of the independent registered public accounting firm or satisfactory resolution of any disagreements on financial, accounting, or reporting matters

The Committee shall report, including any recommendations of the Committee, required by the rules of the SEC to be included in the Company's annual proxy statement.

Independence from Management

The Committee shall ensure that the independent registered public accounting firm has sufficient opportunity to meet with the members of the Committee without the members of management present. Among the items to be discussed in these meetings are the independent registered public accounting firm's evaluation of the Company's financial and accounting personnel and the cooperation that the independent registered public accounting firm received during the course of the audit.

The Committee shall also separately, periodically meet with management and internal auditors or other personnel responsible for internal audit functions.

Interim Financial Report

The Committee shall review interim financial reports before they are filed with the SEC or other regulators.

No Duty to Conduct Audits

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent registered public accounting firm. Nor is it the duty of the Committee to conduct investigations or to resolve disagreements, if any, between management and the independent registered public accounting firm.

Financial Human Resources

The Committee shall review accounting and financial human resources and succession planning with the Company and shall report its findings to the Nominating and Corporate Governance Committee for its review.

The Committee shall set clear hiring policies for employees or former employees of the independent registered public accounting firm.

Code of Ethics for the Chief Executive Officer and Senior Financial Officers

The Committee shall review and revise, as necessary, the Company's Code of Ethics for the Chief Executive Officer and Senior Financial Officers.

Disclosure Controls

The Committee shall design and establish controls and other procedures (which may include procedures currently used by the Company) that are designed to ensure that (i) information required by the Company to be disclosed to the SEC and other written information that the Company will disclose to the investment community is recorded, processed, summarized and reported accurately and on a timely basis and (ii) information is accumulated and communicated to management as appropriate to allow timely decisions regarding such required disclosure ("disclosure controls").

Disclosure Statements

The Committee shall review and supervise the preparation of the Company's (i) periodic and current reports, proxy statements, information statements, registration statements and any other information filed with the SEC, (ii) press releases containing financial information, earnings information, information about material acquisitions or dispositions and other information material to the Company's shareholders, and (iii) correspondence containing financial information broadly disseminated to shareholders (collectively, the "disclosure statements") and disclosure policies for financial information displayed on the Company's corporate/investor relations Web site.

Annual and Quarterly Reports

The Committee shall evaluate the effectiveness of the Company's disclosure controls within 90 days prior to the filing of the Company's Annual Report on Form 10-K and as reasonably practical prior to each Quarterly Report on Form 10-Q (collectively, the "periodic reports"). The Committee shall provide a certification to the appropriate officers prior to filing with the SEC of each periodic report as to (i) the Committee's compliance with its policies and procedures and proper performance of the responsibilities which have been assigned to it and (ii) the Committee's conclusions resulting from its evaluation of the effectiveness of the disclosure controls.

Additional Areas of Review

The Committee may participate in other areas of review as designated by the Board, including, but not limited to, the following:

Senior Officer Expenses - At least annually (or more frequently as circumstances require), the Committee shall review the expenses of the senior officers of the Company.

Transactions with Management - The Committee shall review past or proposed transactions between the Company, members of management, directors and associates of directors.

Information Technology - The Committee shall receive an annual report on the adequacy of the Company's computerized information system controls and related security.

Income Tax Matters - At least annually (or more frequently as circumstances require), the Committee shall receive a report from the Company's Chief Financial Officer regarding certain income tax matters, including the status of income tax reserves and governmental tax audits.

Derivative Securities - At least annually (or more frequently as circumstances require), the Committee shall receive a report from the Company's Chief Financial Officer on the Company's use of derivative securities, if any.

Whistleblower Program

The Committee shall review all complaints made in accordance with the Company's Policy on Reporting and Investigating Known or Suspected Improper Activities (the "Whistleblower Policy") and Policy for Protection of Whistleblowers from Retaliation and Guidelines for Reviewing Retaliation Complaints (the "Whistleblower Protection Policy"). The Committee will comply and carry out all duties assigned to it pursuant to the Whistleblower Policy and Whistleblower Protection Policy.

•	Advisors

The Committee shall have the authority, at the expense of the Company, to retain such independent consulting, legal and other advisors as it shall deem appropriate, without management approval.

•	Performance Review

The performance of the Committee shall be evaluated annually by the Board.

The Committee's responsibilities and powers as delegated by the Board of Directors are set forth in this Charter. The Committee relies to a significant extent on information and advice provided by management and independent advisors. Whenever the Committee takes an action, it exercises its independent judgment on an informed basis that the action is in the best interests of the Company and its shareholders.

Appendix B

CHARTER OF THE COMPENSATION AND HUMAN RESOURCES COMMITTEE OF THE BOARD OF DIRECTORS

•	Purpose and General Responsibilities

The function of the Compensation and Human Resources Committee ("Committee") is to assist the Board of Directors ("Board") of Atwood Oceanics, Inc. in fulfilling its oversight responsibilities regarding the compensation of directors, officers, and employees of Atwood Oceanics, Inc. and its subsidiaries (collectively, the "Company").

To perform this function, the Committee shall have the authority to perform the specific duties enumerated in this Charter and, upon the direction or approval of the Board, to undertake other activities on behalf of the Board. The Committee is authorized to request reports on matters related to its authority, its duties as described in this Charter and on any subject that it deems related to its responsibilities. All employees of the Company shall cooperate as requested by the Chairman of the Committee. The Committee shall recommend to the Board any extensions or changes in the authority or duties of the Committee that it deems appropriate.

The Committee's primary responsibilities include:

•	Making recommendations to the Board regarding both long and short term incentive compensation and equity-based plans for all employees of the Company;

•	Recommending to the Board the compensation of directors who are not officers of the Company;

•
Reviewing and approving Company goals and objectives relevant to Chief Executive Officer compensation, evaluating the Chief Executive Officer's performance in light of those goals and objectives, and, either as a Committee or together with the other independent directors (as directed by the Board), determining and approving the Chief Executive Officer's compensation level based on this evaluation; and

•
Producing a Compensation and Human Resources Committee report on executive compensation as required by the Securities and Exchange Commission ("SEC") to be included in the Company's annual proxy statement or annual report on Form 10-K filed with the SEC; and

•	Performing such general oversight and investigation functions related to Company compensation inherent to the responsibilities designated herein or set forth in future resolutions of the Board.

The authority of the Committee with respect to any future stock incentive plans of the Company may be limited by the provisions of such plans as adopted by the Board and approved by the shareholders of the Company.

•	Membership and Organization

The Committee shall have a Chairman appointed by the Board. The Committee shall consist of that number of directors as the Board shall determine from time to time, such number not to be less than two members. The Board may add additional members to the Committee or remove members in its sole discretion. All members of the Committee shall be independent as required by the New York Stock Exchange Listing Standards and as determined by the Board in its business judgment. No member of the Committee shall have a relationship to the Company that may interfere with the exercise of their independent judgment, as such independence is defined by New York Stock Exchange Listing Standards. The members of the Committee shall be "non-employee directors" as that term is defined under the Securities and Exchange Commission Rule 16b-3 and "outside directors" as that term is defined for the purposes of the Internal Revenue Code, section 162(m). The Committee may delegate its authority to a subcommittee or subcommittees, provided that the subcommittee is composed entirely of independent directors and has a published charter.

The Committee shall promptly inform the Board of the actions taken or issues discussed at its meetings. This will generally take place at the Board meeting following a Committee meeting.

•	Meeting Attendance and Minutes

The Committee shall meet at such times as the Chairman of the Committee shall designate and notice of such meetings shall be given to Committee members in accordance with the manner set forth in the Amended and Restated By-Laws (the "By-laws") of Atwood Oceanics, Inc. which notices of meetings of the Board are given. One-third of the Committee, but not less than two members, shall constitute a quorum for the transaction of business. Unless the Committee by resolution determines otherwise, any action required or permitted to be taken by the Committee may be taken without a meeting if all members of the Committee consent thereto in writing and the writing or writings are filed with the minutes of the proceedings of the Committee. As necessary or desirable, the Chairman of the Committee may require that any members of management be present at meetings of the Committee. Members of the Committee may participate in a meeting through the use of conference telephone or similar communications equipment, so long as all members participating in such meeting can hear one another, and such participation shall constitute presence in person at such meeting.

The Committee shall report to the Board periodically or as required by the nature of its duties on all of its activities and shall make such recommendations to the Board as the Committee decides are appropriate.

•	Responsibilities and Duties

Compensation Committee Charter

The Committee shall review this Charter periodically for adequacy and recommend to the Board any necessary changes.

Chief Executive Officer Performance and Compensation

The Compensation Committee shall conduct annual reviews of the performance of the Company's Chief Executive Officer and fix his or her compensation as a Committee or together with the other independent directors (as directed by the Board).

Employee and Management Compensation

The Committee shall review the Company's salaried and management compensation practices, including the methodologies for setting employee and officer salaries, and shall fix the salary and other compensation of all officers of the Company.

Compensation Plans and Programs

The Committee shall approve, and recommend standards for, the Company's compensation programs and plans, including, but not limited to, the Company's various incentive compensation, retirement, and other benefit plans.

Director Compensation

The Committee shall recommend to the Board the compensation for non-employee directors.

Stock Incentive Plans

The Committee shall administer the Company's stock incentive plans in accordance with the responsibilities assigned to the Committee under any and all such plans.

Insurance for Directors and Officers

The Committee shall review appropriate insurance coverage for directors and officers of the Company.

•	Advisors

The Committee shall have the authority, at the expense of the Company, to retain such independent consulting, legal and other advisors as it shall deem appropriate, without management approval. The Committee shall have the sole authority to retain, terminate, and approve the fees and retention terms of compensation consultants.

•	Performance Review

The performance of the Committee shall be evaluated annually by the Board.

The Committee's responsibilities and powers as delegated by the Board of Directors are set forth in this Charter. The Committee relies to a significant extent on information and advice provided by management and independent advisors. Whenever the Committee takes an action, it exercises its independent judgment on an informed basis that the action is in the best interests of the Company and its shareholders.

Appendix C

CHARTER OF THE EXECUTIVE COMMITTEE OF THE BOARD OF DIRECTORS

•	Purpose and General Responsibilities

The function of the Executive Committee ("Committee") of Atwood Oceanics, Inc. is to assist the Board of Directors ("Board") of Atwood Oceanics, Inc. in fulfilling its oversight responsibilities.

To perform this function, the Committee shall have the authority to perform the specific duties enumerated in this Charter and, upon the direction or approval of the Board, to undertake other activities on behalf of the Board. The Committee is authorized to request reports on matters related to its authority, its duties as described in this Charter and on any subject that it deems related to its responsibilities. All employees of Atwood Oceanics, Inc. and its subsidiaries (collectively, "the Company") shall cooperate as requested by the Committee. The Committee shall recommend to the Board any extensions or changes in the authority or duties of the Committee that it deems appropriate.

The Committee's primary responsibilities include:

•	Exercising in the intervals between the meetings of the Board its powers with respect to the executive management of the business and affairs of the Company;

•	Undertaking the consideration of, and acting upon, such matters as shall be delegated to the Committee by the Board; and

•	The consideration of and making recommendations to the Board on certain matters with respect to the business and affairs of the Company.

The Executive Committee shall not be delegated the duties of any other committees serving under the Board but may assist such committees in the furtherance of their duties, as appropriate. The Executive Committee shall assist the Audit, Compensation, Nominating and Corporate Governance Committees, as directed by those Committees, to assist them in the execution of their duties which are required by law.

•	Membership and Organization

The Committee shall have a Chairman appointed by the Board. The Committee shall consist of that number of directors as the Board shall determine from time to time, such number not to be less than two members.

The Committee may delegate its authority to a subcommittee or subcommittees.

•	Meeting Attendance and Minutes

The Committee shall meet at such times as the Chairman of the Committee shall designate and notice of such meetings shall be given to Committee members in accordance with the manner set forth in the Amended and Restated By-laws (the "By-laws) of Atwood Oceanics, Inc. which notices of meetings of the Board are given. One-third of the Committee, but not less than two members, shall constitute a quorum for the transaction of business. Unless the Committee by resolution determines otherwise, any action required or permitted to be taken by the Committee may be taken without a meeting if all members of the Committee consent thereto in writing and the writing or writings are filed with the minutes of the proceedings of the Committee. As necessary or desirable, the Chairman of the Committee may require that any members of management be present at meetings of the Committee. Members of the Committee may participate in a meeting through the use of conference telephone or similar communications equipment, so long as all members participating in such meeting can hear one another, and such participation shall constitute presence in person at such meeting.

The Committee shall report to the Board periodically or as required by the nature of its duties on all of its activities and shall make such recommendations to the Board as the Committee decides are appropriate.

•	Responsibilities and Duties

Executive Committee Charter

The Committee shall review this Charter periodically for adequacy and recommend to the Board any necessary changes.

Management of Business Affairs

The Board of Directors may delegate to the Committee the authority to exercise the powers of the Board in the management of the business and affairs of the Company in the intervals between Board meetings, except that the Committee shall not have the power or authority to take any action which is required by law to be taken by the Board or the Audit, Compensation, Nominating and Corporate Governance Committees.

The Executive Committee shall have the following authority and/or opportunities:

•	to preliminarily screen, discuss and recommend matters that are to be brought before the Board;

•	to act for the Board in any situation that needs immediate action, to the extent permitted by law;

•	to be utilized when not able to convene the Board, or as an immediate and accessible contact for the Company's Chief Executive Officer;

•
to consider, approve, finalize and implement contractual relationships, Company programs and plans, and such similar matters relating to the business and affairs of the Company, as directed by the Board;

•	to monitor developments with respect to other companies' boards, observe practices in other companies, and recommend changes that may be desirable for the Company;

•	to approve the issuance and sale of securities or shares of the Company (including subsidiaries) or designate the terms of a series of a class of securities or shares;

•	to review merger and acquisition and divestment activity and make recommendations; and

•	to interface closely with the Company's Chief Financial Officer.

•	Committee Governance; Limits of Responsibility

The Committee may establish such rules and procedures as it believes are necessary to fulfill its duties and responsibilities under the Charter.

All action(s) taken or authorized by the Committee shall be reported to, for ratification by, the Company's Board of Directors at its meeting next succeeding such action(s) by the Committee.

•	Advisors

The Committee shall have the authority, at the expense of the Company, to retain such independent consulting, legal and other advisors as it shall deem appropriate.

•	Performance Review

The performance of the Committee shall be evaluated annually by the Board.

The Committee's responsibilities and powers as delegated by the Board of Directors are set forth in this Charter. The Committee relies to a significant extent on information and advice provided by management and independent advisors. Whenever the Committee takes an action, it exercises its independent judgment on an informed basis that the action is in the best interests of the Company and its shareholders.

Appendix D

CHARTER OF THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE OF THE BOARD OF DIRECTORS

•	Purpose and General Responsibilities

The function of the Nominating and Corporate Governance Committee ("Committee") is to assist the Board of Directors ("Board") of Atwood Oceanics, Inc. regarding the appropriate size and composition of the Board, monitoring and making recommendations regarding the Board's and management's performance, and assisting the Board in establishing governance guidelines.

To perform this function, the Committee shall have the authority to perform the specific duties enumerated in this Charter and, upon the direction or approval of the Board, to undertake other activities on behalf of the Board. The Committee is authorized to request reports on matters related to its authority, its duties as described in this Charter and on any subject that it deems related to its responsibilities. All employees of Atwood Oceanics, Inc. and its subsidiaries (collectively, the "Company") shall cooperate as requested by the Chairman of the Committee. The Committee shall recommend to the Board any extensions or changes in the authority or duties of the Committee that it deems appropriate.

The Committee's primary responsibilities include:

•	Recommending the appropriate size of the Board and criteria for the selection of candidates to serve on the Board;

•
Identifying individuals qualified to become Board members consistent with criteria approved by the Board, and selecting, or recommending that the Board select, the director nominees for the next annual meeting of shareholders;

•	Developing and recommending to the Board a set of corporate governance principles applicable to the Company to be set forth in the Board's Guidelines on Significant Corporate Governance Issues;

•	Monitoring compliance with the Board's Guidelines on Significant Corporate Governance Issues; and

•	Administering the Board's annual self-evaluation process and sharing the results thereof with the Board for discussion and deliberation.

•	Membership and Organization

The Committee shall have a Chairman appointed by the Board. The Committee shall consist of that number of directors as the Board shall determine from time to time, such number not to be less than two members. Initially, the Committee shall consist of non-employee directors. The Board may add additional non-employee directors to the Committee or remove members in its sole discretion. All members of the Committee shall be independent as required by the New York Stock Exchange Listing Standard and as determined by the Board in its business judgment. No member of the Committee shall have a relationship to the Company that may interfere with the exercise of their independent judgment, as such independence is defined by New York Stock Exchange Listing Standards.

The Committee may delegate its authority to a subcommittee or subcommittees, provided the subcommittee is composed entirely of non-employee independent directors and has a published charter.

The Committee shall promptly inform the Board of the actions taken or issues discussed at its meetings. This will generally take place at the Board meeting following a Committee meeting.

•	Meeting Attendance and Minutes

The Committee shall meet at such times as the Chairman of the Committee shall designate and notice of such meetings shall be given to Committee members, in accordance with the manner set forth in the Amended and Restated By-Laws (the "By-laws") of Atwood Oceanics, Inc. which notices of meetings of the Board are given. One-third of the Committee, but not less than two members, shall constitute a quorum for the transaction of business. Unless the Committee by resolution determines otherwise, any action required or permitted to be taken by the Committee may be taken without a meeting if all members of the Committee consent thereto in writing and the writing or writings are filed with the minutes of the proceedings of the Committee. As necessary or desirable, the Chairman of the Committee may require that any members of management be present at meetings of the Committee. Members of the Committee may participate in a meeting through the use of conference telephone or similar communications equipment, so long as all members participating in such meeting can hear one another, and such participation shall constitute presence in person at such meeting.

The Committee shall report to the Board periodically or as required by the nature of its duties on all of its activities and shall make such recommendations to the Board as the Committee decides are appropriate.

•	Responsibilities and Duties

Nominating and Governance Committee Charter

The Committee shall review this Charter periodically for adequacy and recommend to the Board any necessary changes.

Corporate Governance Guidelines

The Committee shall be responsible for the implementation of, and monitoring compliance with, the Guidelines on Significant Corporate Governance Issues adopted by the Board and shall make recommendations to the Board regarding any non-compliance with, or alteration of, the Guidelines as the Committee in its experience deems appropriate.

Size and Composition of the Board

The Committee shall make recommendations regarding the size of the Board. The Committee shall also develop and recommend to the Board criteria for the selection of individuals to be considered as candidates for election to the Board. The Committee shall recommend to the Board slates of nominees for election to the Board at annual meetings of shareholders of the Company.

Selection of Directors

The Committee shall receive suggestions concerning possible candidates for election to the Board, including all self-nominations and third-party nominations. The Committee shall review and evaluate the qualifications of all individuals identified as possible candidates for director and recommend to the Board individuals for election as directors. This function shall include, but not be limited to, making recommendations regarding:

•	Individuals for vacancies occurring from time to time, including vacancies resulting from an increase in the size of the Board; and

•	The slates of directors proposed on behalf of management at annual meetings of shareholders.

In choosing directorial candidates, the Committee should evaluate the following: personal qualities such as leadership, statesmanship and responsiveness; general management qualities such as a global perspective on the business, short term results, strategic thinking and planning, knowledge of the business and preparedness; financial expertise such as value creation, capital planning, and communications with the financial and investment communities; and qualities relating to the use of human resources such as developing management talent and creating an effective organization.

Chief Executive Officer and Chairman of the Board Succession

The Committee shall advise the Board concerning candidates for the positions of Chief Executive Officer and Chairman of the Board, if applicable, and conduct such investigation of such candidates as the Committee may deem appropriate. The Chairman of the Committee shall chair any executive session of the Board called for the purpose of discussing Chief Executive Officer or Chairman of the Board succession issues.

Officer Nomination and Ratification

The Committee shall advise the Board concerning possible candidates for such positions as Chairman and Vice Chairman of the Board, if applicable, President, Chief Financial Officer, Vice Presidents, Secretary, Treasurer, and such other officers of the Company as the Committee deems appropriate. To fulfill these responsibilities, the Committee may conduct such investigations as the Committee shall deem appropriate.

Annual Board Evaluation

The Committee shall administer the annual self-evaluation by the Board, share the evaluation results with the full Board and lead Board discussions and analysis thereof.

•	Advisors

The Committee shall have the authority, at the expense of the Company, to retain such independent consulting, legal and other advisors as it shall deem appropriate, without management approval. The Committee shall have the sole authority to retain, terminate, and approve the fees and retention terms of any search firm used to identify candidates.

•	Performance Review

The performance of the Committee shall be evaluated annually by the Board.

The Committee's responsibilities and powers as delegated by the Board of Directors are set forth in this Charter. The Committee relies to a significant extent on information and advice provided by management and independent advisors. Whenever the Committee takes an action, it exercises its independent judgment on an informed basis that the action is in the best interests of the Company and its shareholders.